UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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☐ Preliminary Proxy Statement
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ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 13, 2007

Dear Shareholder:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders.

We will hold the Annual Meeting at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, on Friday, May 11, 2007, at 10:00 a.m. (Eastern Time). At the meeting we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of three directors and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is important to us. Whether or not you plan to attend the meeting, please return your proxy card as soon as possible. You also have the option of voting via the Internet or by telephone.

Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the March 26, 2007 record date.

We have enclosed the Proxy Statement for our 2007 Annual Meeting of Shareholders and our 2006 Annual Report on Form 10-K. You may also access these materials via the Internet at www.orbcomm.com. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Jerome B. Eisenberg
Chairman and Chief Executive Officer

ORBCOMM Inc.
2115 Linwood Avenue, Suite 100
Fort Lee, New Jersey 07024

Notice of 2007 Annual Meeting of Shareholders

To the Shareholders of ORBCOMM Inc.:

The 2007 Annual Meeting of Shareholders of ORBCOMM Inc. will be held at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, on Friday, May 11, 2007, at 10:00 a.m. (Eastern Time) for the following purposes:

(a) to elect three members of our board of directors with terms expiring at the Annual Meeting in 2010;

(b) to ratify the appointment by the Audit Committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

(c) to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 26, 2007 will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for inspection by any shareholder at the offices of the Company at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024, for at least ten (10) days prior to the 2007 Annual Meeting and also at the meeting.

Shareholders are requested to complete, sign, date and return the enclosed proxy card as promptly as possible. A return envelope is enclosed. Submitting your vote with the proxy card, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

By order of the Board of Directors,

Christian G. Le Brun
Secretary

April 13, 2007

ORBCOMM Inc.

2007 Proxy Statement

ORBCOMM Inc.

Proxy Statement

2007 ANNUAL MEETING

The 2007 Annual Meeting of Shareholders of ORBCOMM Inc. will be held on May 11, 2007, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card, which are first being sent to shareholders on or about April 13, 2007, are furnished in connection with the solicitation by the board of directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to our company in this proxy statement as “we”, “us”, the “Company” or “ORBCOMM”.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I Voting On?

You will be voting on the following:

•	the election of three members of our board of directors; and

•	the ratification of the appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on March 26, 2007, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock held on the record date. On March 26, 2007, we had outstanding 37,067,657 shares of our common stock.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How Do I Vote My Shares?

All shareholders may vote in person at the Annual Meeting. If your shares are held through a broker or other nominee in “street name”, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your brokerage statement reflecting your stock ownership as of the record date, with you to the Annual Meeting, in order to vote your shares.

In addition you may vote:

•	for shareholders of record, by completing, signing and returning in the postage-paid envelope provided the enclosed proxy card, or via the Internet or by telephone; or

•	for shares held in “street name”, by using the method directed by your broker or other nominee. You may vote over the Internet or by telephone if your broker or nominee makes those methods available, in which case they will provide instructions with your proxy materials.

How Will My Proxy Be Voted?

If you duly complete, sign and return a proxy card or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors “FOR” the election of the nominees for directors set forth herein and “FOR” ratification of the appointment of the independent auditors. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

May I Revoke My Proxy?

For shareholders of record, whether you vote by mail, by telephone or via the Internet, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting a properly signed proxy card with a later date;

•	casting a later vote using the telephone or Internet voting procedures; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you must contact your broker or other nominee to revoke your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Elect Directors and Approve the Selection of Our Independent Registered Public Accounting Firm?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the three nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm.  An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to approve the ratification of the appointment of D&T as our independent registered public accounting firm.

What is Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. As of March 26, 2007, there were 37,067,657 outstanding shares of our common stock.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal to approve the selection of D&T as our independent registered public accounting firm. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareholder is present in person or represented by proxy. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors but has the same legal effect as a vote “against” the proposal to approve the selection of D&T as our independent registered public accounting firm. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors or on the approval of the proposal to ratify the appointment of D&T as our independent registered public accounting firm.

ELECTION OF DIRECTORS (PROPOSAL 1)

Our Restated Certificate of Incorporation provides that the board of directors will consist of three classes of directors serving staggered three-year terms that are as nearly equal in number as possible. One class of directors is elected each year with terms extending to the third succeeding Annual Meeting after election.

The terms of the three directors in Class I expire at the 2007 Annual Meeting. The board has designated Didier Delepine, Hans E. W. Hoffmann and Gary H. Ritondaro, upon the recommendation of the Nominating and Corporate Governance Committee, as nominees for election as directors at the 2007 Annual Meeting with terms expiring at the 2010 Annual Meeting. Ronald Gerwig’s term as a Class I director will expire at the 2007 Annual Meeting.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the three nominees specified in “Class I — Nominees for Election as Directors with Terms Expiring in 2010” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee or, instead, the board of directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

For each director nominee and each continuing director, we have stated the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with the Company; the period of service as a director of the Company; and other directorships held.

Class I — Nominees For Election As Directors With Terms Expiring in 2010

Didier Delepine	Director Nominee	Age 59

Didier Delepine served as President and Chief Executive Officer of Equant (now Orange Business Services) (global data networking and managed communications) from 1998 to 2003. From 1995 to 1998, Mr. Delepine served as President and Chief Executive Officer of Equant’s network services division and as Chairman and President of Equant’s Integration Services division, Americas. From 1983 to 1995, Mr. Delepine held a range of senior management positions at SITA, the global telecommunications and technology organization supporting the world’s airlines. Mr. Delepine is a director of Viatel Ltd. and Mercator Partners and a member of the board of advisors of Ciena, Inc. Mr. Delepine was a director of Intelsat, Ltd., a global provider of communications services, from 2003 to 2005 and Eircom Group plc, an Irish communications company, from 2003 to 2006.

Hans E. W. Hoffmann	Director Since November 2006	Age 73

Mr. Hoffmann currently serves as President of the Bremen United States Center (international relations) and Vice President of Bund der Steuerzahler Niedersachsen und Bremen e.v. (tax policy), positions he has held since 2001. Mr. Hoffmann was the President and Chief Executive Officer of ORBCOMM LLC from 2001 to 2003. Prior to joining ORBCOMM LLC, Mr. Hoffmann served as the President of STN Atlas Elektronik GmbH, a 5,200 person Germany-based corporation that manufacturers products for the aerospace, navy equipment and military markets, from 1994 to 1997.

Gary H. Ritondaro	Director Since November 2006	Age 60

Mr. Ritondaro is the Senior Vice President and Chief Financial Officer of LodgeNet Entertainment Corporation (entertainment, marketing and information services for the lodging and healthcare markets), a position he has held since 2001 and has also served as Senior Vice President, Finance, Information Systems and Administration of LodgeNet since July 2002. Prior to joining LodgeNet, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, an NYSE-listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics.

Class II — Continuing Directors With Terms Expiring in 2008

Timothy Kelleher	Director Since December 2005	Age 44

Mr. Kelleher joined Pacific Corporate Group (investment management firm) as a Managing Director in 2002, focusing on the firm’s direct investment activities. Prior to joining Pacific Corporate Group, Mr. Kelleher was a Partner and Senior Vice President at Desai Capital Management Incorporated from 1992 to 2002 and held positions at Entrecanales, Inc., L.F. Rothschild & Co. Incorporated and Arthur Young & Co. Mr. Kelleher is currently a director of Pacific Corporate Group and Backyard Broadcasting.

Class III — Continuing Directors With Terms Expiring in 2009

Jerome B. Eisenberg	Director Since February 2004	Age 67

Mr. Eisenberg has been our Chairman of the Board since January 2006, and our Chief Executive Officer and President since December 2004. Mr. Eisenberg has been a member of the board of directors of ORBCOMM LLC and ORBCOMM Holdings LLC since 2001. Between 2001 and December 2004, Mr. Eisenberg held a number of positions with ORBCOMM Inc. and with ORBCOMM LLC, including, most recently, Co-Chief Executive Officer of ORBCOMM Inc. Mr. Eisenberg has worked in the satellite industry since 1993 when he helped found Satcom International Group plc. (“Satcom”). From 1987 to 1992, he was President and CEO of British American Properties, an investment company funded by European and American investors that acquired and managed various real estate and industrial facilities in various parts of the U.S. Prior thereto, Mr. Eisenberg was a partner in the law firm of Eisenberg, Honig & Folger; CEO and President of Helenwood Manufacturing Corporation (presently known as Tennier Industries), a manufacturer of equipment for the U.S. Department of Defense with 500 employees; and Assistant Corporate Counsel for the City of New York. Mr. Eisenberg is the father of Marc Eisenberg, our Chief Operating Officer.

Marco Fuchs	Director Since February 2004	Age 44

Mr. Fuchs has been a member of the board of directors of ORBCOMM LLC since 2001 and of ORBCOMM Holdings LLC from 2001 to February 2004. Mr. Fuchs is currently the Chief Executive Officer and Chairman of the Managing Board of OHB Technology A.G. (technology and space), positions he has held since 2000. From 1995 to 2000, Mr. Fuchs worked at OHB Orbitale Hochtechnologie Bremen-System A.G., first as a Prokurist (authorized signatory) and then as Managing Director. Prior to that, he worked as a lawyer from 1992 to 1994 for Jones, Day, Reavis & Pogue in New York, and from 1994 to 1995 in Frankfurt am Main.

The board of directors recommends that you vote “FOR” the election as directors of the three Class I director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, composed of three members each (other than the Nominating and Corporate Governance Committee which currently has one vacancy). The board of directors and each of these committees was reconstituted in connection with our initial public offering which was completed in November 2006.

The functions of each of our board committees are described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also attached as Exhibits A, B and C, respectively, to this proxy statement. The committee charters are also available in print to any shareholder upon request. The board of directors held 13 meetings during fiscal 2006, of which two meetings were held following the board’s reconstitution in connection with our initial public offering. All directors attended at least 75% of all meetings of the board and those committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders.

The board has reviewed the independence of its members considering the independence criteria of The Nasdaq Stock Market, LLC, or Nasdaq, and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company. Based on this review, the board has determined that none of the current directors, other than Jerome B. Eisenberg (an executive officer of the Company) and Marco Fuchs (a senior executive of OHB Technology A.G., the supplier of the Company’s quick-launch satellite buses and integration and launch services), has a material relationship with the Company and each of Ronald Gerwig, Hans Hoffman, Timothy Kelleher and Gary Ritondaro meets the independence requirements of Nasdaq. Robert Bednarek, who served as a director of the Company from February 2004 to February 2007 and a member of the Nominating and Corporate Governance Committee from November 2006 to February 2007, met the independence requirements of Nasdaq. With respect to Hans Hoffmann, a former executive of ORBCOMM LLC, a predecessor company of ours, the board considered certain consulting payments made by ORBCOMM LLC to Mr. Hoffmann in connection with its determination that he met the independence requirements of Nasdaq.

The independent directors will meet in executive session without the presence of any executive officer or member of management at least twice a year in conjunction with most regular meetings of the board. A director designated by the independent directors will chair the session. The independent directors’ practice is expected to be to designate the chairman of one of the board committees as chair, in part depending upon whether the principal items to be considered at the session are within the scope of the applicable committee.

Audit Committee.  The Audit Committee, among other things:

•	reviews and oversees the integrity of our financial statements and internal controls;

•	reviews the qualifications of and, selects and recommends to the board of directors the selection of, our independent public accountants, subject to the approval of our shareholders, and reviews and approves their fees;

•	reviews and oversees the adequacy of our accounting and financial reporting processes, including our system of internal controls and disclosure controls, and recommendations of the independent accountants with respect to our systems; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Gary Ritondaro, Ronald Gerwig and Hans Hoffmann currently serve as members of our Audit Committee. Following the 2007 Annual Meeting, it is expected that Didier Delepine will be appointed to the Audit Committee in place of Mr. Gerwig. Each current and expected future member of our Audit Committee meets the independence and financial literacy requirements of Nasdaq, the Securities and Exchange Commission, or the SEC, and applicable law. All members of our Audit Committee are able to read and understand fundamental financial statements. The board of directors has determined that Gary Ritondaro is an “audit committee financial expert” as defined by the SEC rules. Mr. Ritondaro serves as chair of our Audit Committee. The Audit Committee, as reconstituted in connection with our initial public offering, met two times during the 2006 fiscal year.

Compensation Committee.  The Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and determines and approves the level of the Chief Executive Officer’s compensation based on this evaluation;

•	determines the base and incentive compensation of senior executives, other than the Chief Executive Officer, and determines the terms of the employment of senior executives, including the Chief Executive Officer;

•	reviews, administers, monitors and recommends to the board of directors all executive compensation plans and programs, including incentive compensation and equity-based plans; and

•	evaluates and makes recommendations regarding the compensation of non-employee directors and administration of non-employee director compensation plans or programs.

Timothy Kelleher, Ronald Gerwig and Hans Hoffmann serve as members of our Compensation Committee. Following the 2007 Annual Meeting, it is expected that an independent director will be appointed to the Compensation Committee in place of Mr. Gerwig. Each current and expected future member of our Compensation Committee meets or will meet the independence requirement of Nasdaq and applicable law. Timothy Kelleher serves as chair of our Compensation Committee. The Compensation Committee, as reconstituted in connection with our initial public offering, met one time during the 2006 fiscal year.

For description of the role of our executive officers on determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis — Role of Executives and Others in Establishing Compensation”.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, among other things:

•	reviews and recommends to the board of directors the size and composition of the board, the qualification and independence of the directors and the recruitment and selection of individuals to serve as directors;

•	reviews and recommends to the board of directors the organization and operation of the board of directors, including the nature, size and composition of committees of the board, the designation of committee chairs, the designation of a Chairman of the Board or similar position, and the distribution of information to the board and its committees;

•	coordinates an annual self-assessment by the board of its operations and performance and the operations and performance of the committees and prepares an assessment of the board’s performance for discussion with the board;

•	in coordination with the Compensation Committee, evaluates the performance of the Chief Executive Officer in light of corporate goals and objectives; and

•	oversees our corporate governance policies, practices and programs.

Currently, Timothy Kelleher and Ronald Gerwig serve as members of our Nominating and Corporate Governance Committee and there is one vacancy. Following the 2007 Annual Meeting, it is expected that an independent director will be appointed to the Nominating and Corporate Governance Committee in place of Mr. Gerwig. Each current and expected future member of our Nominating and Corporate Governance Committee meets or will meet the independence requirement of Nasdaq and applicable law. Timothy Kelleher serves as chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, as reconstituted in connection with our initial public offering, did not meet during the 2006 fiscal year.

The Nominating and Corporate Governance Committee, the Chairman and Chief Executive Officer or other members of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the committee will initiate a search for qualified director candidates, seeking input from other directors, and senior executives and, to the extent it deems appropriate, third party search firms to identify potential candidates. The committee will evaluate qualified candidates and then make its recommendation to the board, for its consideration and approval. In making its recommendations to the board, the committee will consider the selection criteria for director candidates set forth in our Board Membership Criteria (a copy of which is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”), including the following:

•	Each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

The committee from time to time reviews with the board, our Board Membership Criteria in the context of current board composition and the Company’s circumstances.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of ORBCOMM Inc. at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Shareholders recommending candidates for consideration by the committee must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The committee will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates. The foregoing procedures by which shareholders may recommend director candidates to the board of directors were implemented by the Company effective as of November 2, 2006 in connection with the Company’s initial public offering. Prior to this date, the Company did not have in place formal procedures by which shareholders could recommend director candidates; however, certain shareholders did have rights to nominate representatives to the board pursuant to a shareholders agreement which terminated in connection with the Company’s initial public offering.

In addition, our amended By-Laws establish a procedure with regard to shareholder proposals for the 2008 Annual Meeting, including nominations of persons for election to the board of directors, as described under “Shareholder Proposals for Annual Meeting in 2008”.

Compensation Committee Interlocks and Insider Participation.  None of our executive officers currently serves or served during 2006 as a director or member of the compensation committee of another entity with an executive officer who serves on our board of directors or our Compensation Committee. For description of the members of our Compensation Committee, see “Board of Directors and Committees — Compensation Committee”.

Communications to the Board.  Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified committee at the following address:

ORBCOMM Inc.
c/o Corporate Secretary
2115 Linwood Avenue, Suite 100
Fort Lee, NJ 07024
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

During 2006, none of our directors received any compensation for their board or committee service. As of December 31, 2006, none of our directors held any stock awards or option awards granted under our 2004 Stock Option Plan or 2006 Long-Term Incentives Plan (the “2006 LTIP”) in connection with their service as a director or committee member.

For 2007, Didier Delepine, Hans Hoffmann, and Gary Ritondaro will each receive an annual retainer of $35,000. In addition to the annual retainer, each of these directors will receive $3,000 annually for each committee on which they serve, $10,000 annually for service as the chair of the Audit Committee or $5,000 for service as the chair of any other board committee. Each of these directors receives an attendance fee of $1,000 for each committee meeting. All directors are reimbursed for reasonable expenses incurred to attend meeting of the board of directors. It is expected that we will grant an award of 1,850 time-based RSUs vesting on December 31, 2007 to each of Messrs. Delepine, Hoffmann and Ritondaro on the date of the Annual Meeting.

Under the terms of our directors’ deferred compensation arrangements, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each member of the Audit Committee also has the alternative each year to determine whether to defer all or any portion of his or her cash retainer fees for Audit Committee service by electing to receive shares or restricted shares of our common stock valued at the closing price of our common stock on Nasdaq on the date each retainer payment would otherwise be made in cash.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in overseeing and monitoring the integrity of the Company’s financial reporting process, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of its independent registered public accounting firm.

Our roles and responsibilities are set forth in a written charter adopted by the board, which is attached as Exhibit A to this proxy statement and also available on the Company’s website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. We review and reassess the charter annually, and more frequently as necessary to address any changes in Nasdaq corporate governance and SEC rules regarding audit committees, and recommend any changes to the board of directors for approval.

Management is responsible for the Company’s financial statements and the reporting process, including the system of internal control. Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

We are responsible for overseeing the Company’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2006, we:

•	Reviewed and discussed the financial statements for the fiscal year ended December 31, 2006 with management and D&T;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Rule 2-07 of Regulation S-X relating to the conduct of the 2006 audit; and

•	Received written disclosures from D&T regarding its independence as required by Independence Standards Board Standard No. 1. We also discussed with D&T its independence.

For information on fees paid to D&T for each of the last two fiscal years, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

In fulfilling our responsibilities, we met with D&T, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate.

Based on our review of the financial statements and discussions with, and the reports of, management and D&T, we recommended to the board of directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The Audit Committee has appointed D&T as auditors of the Company for the fiscal year ending December 31, 2007, subject to the approval of shareholders.

Audit Committee

Gary Ritondaro, Chairman
Ronald Gerwig
Hans E. W. Hoffmann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, reported to us as of March 31, 2007, of our common stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each named executive officer, of such persons and other executive officers as a group and of beneficial owners of 5% or more of our common stock.

	Shares of
	Common Stock	Percentage of Total
Name of Beneficial Owner	Owned(1)	Common Stock Held

Greater than 5% Stockholders
PCG Satellite Investments LLC(2)	5,224,152	14.09%
Ridgewood Satellite LLC(3)	3,466,396	9.33%
OHB Technology A.G.(4)	2,845,556	7.66%
MH Investors Satellite LLC(5)	2,481,389	6.69%
General Electric Capital Corporation(6)	2,032,085	5.48%
Estate and Family of Don Franco(7)	2,031,950	5.44%
Northwood Ventures LLC(8)	1,966,030	5.28%
Named Executive Officers and Directors
Jerome B. Eisenberg(9)	1,439,026	3.84%
Robert G. Costantini(10)	35,250	*
Marc Eisenberg(11)	424,225	1.13%
Emmett Hume(12)	200,556	*
John J. Stolte, Jr.(13)	78,055	*
Didier Delepine	—	—
Marco Fuchs(4)	2,845,556	7.66%
Ronald Gerwig(14)	2,481,389	6.69%
Hans E. W. Hoffmann(15)	66,501	*
Timothy Kelleher(16)	5,224,152	14.09%
Gary H. Ritondaro	—	—
John P. Brady(17)	86,446	*
All executive officers and directors as a group (12 persons)	12,880,953	34.67%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

(2)	The managing member of PCG Satellite Investments LLC is CalPERS/PCG Corporate Partners, LLC, whose manager is PCG Corporate Partners Investments LLC. PCG Corporate Partners Investments LLC is wholly owned by Pacific Corporate Group Holdings, LLC. Pacific Corporate Group Holdings, LLC is owned and managed by Christopher J. Bower, Timothy Kelleher, Douglas Meltzer and Pacific Corporate Group Holdings, Inc., which is in turn wholly owned and managed by Christopher J. Bower. Each of CalPERS/PCG Corporate Partners, LLC, PCG Corporate Partners Investments LLC, Pacific Corporate Group LLC, Pacific Corporate Group Holdings, LLC, Christopher J. Bower, Timothy Kelleher, Douglas Meltzer and Pacific Corporate Group Holdings, Inc. disclaims beneficial ownership of any securities, except to the extent of their pecuniary interest therein. PCG Satellite Investments LLC’s address is 1200 Prospect Street, Suite 2000, La Jolla, California 92037.

(3)	Includes 88,028 shares of common stock issuable to Ridgewood Satellite LLC upon exercise of warrants that are currently exercisable. The manager of Ridgewood Satellite LLC is Ridgewood Venture Management Corporation. The owner of Ridgewood Venture Corporation is Robert E. Swanson. Ridgewood Satellite LLC’s address is 947 Linwood Avenue, Ridgewood, New Jersey 07450.

(4)	Includes 788,067 shares of common stock held by OHB Technology A.G., and 76,557 shares of common stock held by ORBCOMM Deutschland A.G. Also includes 86,542 shares of common stock issuable to OHB Technology A.G. upon exercise of warrants that are currently exercisable. Marco Fuchs, one of our directors, is Chief Executive Officer of OHB Technology A.G. which owns ORBCOMM Deutschland A.G. Manfred Fuchs, Marco Fuchs and Christa Fuchs hold voting and investment power with regard to the shares held by OHB Technology A.G. and ORBCOMM Deutschland A.G. Each of Manfred Fuchs, Marco Fuchs and Christa Fuchs disclaims beneficial ownership of the shares held by OHB Technology A.G. and ORBCOMM Deutschland except to the extent of their respective pecuniary interest therein. OHB Technology A.G.’s address is Universitaetsalle 27-29, Bremen, D-28539, Germany.

(5)	The sole manager of MH Investors Satellite LLC is MH Equity Managing Member LLC, and the sole member and manager of MH Equity Managing Member LLC is Ms. Tomisue Hilbert. Ms. Hilbert disclaims beneficial ownership of the shares held by MH Investors Satellite LLC except to the extent of her pecuniary interest therein. MH Investors Satellite LLC’s address is 11405 N. Pennsylvania Street, Suite 205, Carmel, Indiana 46032.

(6)	Includes 2,000,001 shares owned by GE Pacific-1 Holdings, Inc., GE Pacific-2 Holdings, Inc. and GE Pacific-3 Holdings Inc., which are wholly owned subsidiaries of GE International Holdings Inc., which is a subsidiary of GE CFE Luxembourg S.A.R.L. (“GECFE”) and GE Capital Equity Holdings Inc. (“GECH”). GECFE is a wholly owned subsidiary of GE Capital CFE, Inc. (“GECFE Inc.”). GECH and GECFE Inc. are wholly owned subsidiaries of General Electric Capital Corporation (“GECC”), which is a wholly owned subsidiary of General Electric Capital Services, Inc., which is a wholly owned subsidiary of General Electric Company. GECC holds an additional 32,084 shares through its affiliate Transport International Pool, Inc. GECC’s address is 260 Long Ridge Road, Stamford, Connecticut 06927.

(7)	Includes 933,334 shares of common stock held by Franco Family L.P., 538,401 shares of common stock held by the Nancy M. Franco GRAT, 5,844 shares of common stock held by the Estate of Don Franco, 240,754 shares of common stock held by the Estate of Don Franco, 38,617 shares of common stock held by the Trust Under the Will of Don Franco Article Fourth, and 275,000 shares of common stock issuable upon exercise of outstanding options to Nancy M. Franco. The general partner of Franco Family L.P. is Franco Mgt. L.L.C. and the manager of Franco Mgt. L.L.C. is Bradley C. Franco. The trustee of the Nancy Franco GRAT is Bradley C. Franco. The trustees of the Trust Under the Will of Don Franco Article Fourth are Nancy M. Franco, John Franco and Alan Doerner. Nancy M. Franco is the executor of the Estate of Don Franco. Mrs. Franco disclaims beneficial ownership of the shares held by the Estate of Don Franco except to the extent of her pecuniary interest therein. Bradley C. Franco disclaims beneficial ownership of the shares held by Franco Mgt. L.L.C. and the Nancy M. Franco GRAT, except to the extent of his pecuniary interest therein, and Nancy M. Franco, John Franco and Alan Doerner disclaim beneficial ownership in the trust in the name of Nancy M. Franco, John Franco and Alan Doerner except to the extent of their respective pecuniary interest therein. The address for Franco Family L.P. and Franco Mgt. L.L.C. is 13 Webster Avenue, Summit, New Jersey 07901 and for the Nancy M. Franco GRAT is 12 Hickory Hill Road, Saddle River, New Jersey 07450.

(8)	Includes 325,364 shares of common stock held by Northwood Ventures LLC, 299,103 shares of common stock held by Northwood Capital Partners LLC, 36,413 shares of common stock held by SK Partners, and 8,689 shares of common stock held by the Richard K. Webel Trust. Also includes 92,836, 20,455, 15,735 and 3,934 shares of common stock issuable to Northwood Ventures LLC, Northwood Capital Partners LLC, SK Partners and the Richard K. Webel Trust, respectively, upon exercise of warrants that are currently exercisable. Peter Schiff, as President of Northwood Ventures LLC and Northwood Capital Partners LLC, Managing General Partner of SK Partners and trustee of the Richard K. Webel Trust, has investment power with regard to these shares and warrants. Mr. Henry T. Wilson also has investment power with regard to the shares owned by, and is a Managing Director of, Northwood Ventures LLC and Northwood Capital Partners LLC. Each of Mr. Schiff and Mr. Wilson disclaims beneficial ownership of the shares held by Northwood Ventures LLC, Northwood Capital Partners LLC, SK Partners and the Richard K. Webel Trust except to the extent of their respective pecuniary interest therein. Northwood Ventures LLC’s address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

(9)	Includes 990,444 shares of common stock held by Jerome B. Eisenberg and 20,000 shares of common stock held by Cynthia Eisenberg, Mr. Eisenberg’s wife. Also includes 43,856 and 297,919 shares of common stock issuable to Mr. Eisenberg upon exercise of warrants and options, respectively, that are exercisable within

60 days of March 31, 2007, 43,500 shares of common stock underlying vested outstanding performance-based SARs and 43,307 shares of common stock underlying outstanding performance-based RSUs which vest in April 2007. Mr. Eisenberg disclaims beneficial ownership of the shares held by Cynthia Eisenberg.

(10)	Includes 22,222 shares of common stock underlying SARs that are currently exercisable and 7,778 shares of common stock underlying vested outstanding performance-based SARs and 1,361 shares of common stock underlying outstanding performance-based RSUs which vest in April 2007.

(11)	Includes 51,406 shares of common stock held by Marc Eisenberg. Also includes 7,867 and 297,919 shares of common stock issuable to Mr. Eisenberg upon the exercise of warrants and options, respectively, that are exercisable within 60 days of March 31, 2007, 36,009 shares of common stock underlying outstanding performance-based SARs and 31,024 shares underlying outstanding performance-based RSUs which vest in April 2007.

(12)	Includes 3,766 shares of common stock held by Emmett Hume, 50,610 shares of common stock held by Emmett Hume IRA, 43,427 shares of common stock held by the David Hume Trust and 44,427 shares of common stock held by the Cara Hume Trust. Also includes 58,327 shares of common stock issuable to Mr. Hume upon exercise of options that are exercisable within 60 days of March 31, 2007. Mr. Hume is the trustee for the David Hume Trust and the Cara Hume Trust. Mr. Hume disclaims beneficial ownership of the shares held by the David Hume Trust and the Cara Hume Trust.

(13)	Includes 42,666 shares of common stock issuable to John J. Stolte, Jr. upon exercise of options that are exercisable within 60 days of March 31, 2007 and 20,222 shares of common stock issuable upon the vesting of outstanding time-based RSUs and 15,167 shares of common stock issuable upon the vesting of outstanding performance-based RSUs, in each case, expected to vest on May 21, 2007.

(14)	Includes 2,481,389 shares of common stock held by MH Investors Satellite LLC. Mr. Gerwig is the Assistant Treasurer of MH Investors Satellite LLC and he disclaims beneficial ownership of the shares held by MH Investors Satellite LLC except to the extent of his pecuniary interest therein.

(15)	Includes 16,667 shares of common stock issuable to Hans E. W. Hoffmann upon exercise of options that are currently exercisable.

(16)	Mr. Kelleher is a Managing Director of Pacific Corporate Group LLC, which is an affiliate of PCG Satellite Investments LLC and disclaims beneficial ownership of the shares held by PCG Satellite Investments LLC except to the extent of his pecuniary interest therein.

(17)	Includes 83,334 shares of common stock issuable to John P. Brady upon exercise of options that are currently exercisable and 1,555 shares of common stock issuable upon the vesting of outstanding time- based RSUs and 1,354 shares of common stock issuable upon the vesting of outstanding performance-based RSUs, in each case, expected to vest on May 21, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”).

Compensation Committee

Our Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to oversight and determination of executive compensation and human resources matters, including the compensation of the Named Executive Officers. A description of the Compensation Committee’s composition, functions, duties and responsibilities is set forth in this proxy statement under “Board of Directors and Committees — Compensation Committee”.

The Compensation Committee’s roles and responsibilities are set forth in a written charter which is attached as Exhibit B to this proxy statement.

Philosophy and Objectives of Compensation Programs

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on our critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors, such as the expansion of our communications system, the establishment and maintenance of key strategic relationships, and the growth of our subscriber base as well as our financial and operational performance, as measured by metrics such as adjusted EBITDA (defined as EBITDA less stock-based compensation) and net number of billable subscriber communicators added to our communications system (net subscriber communicator additions). The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals.

We seek to provide executive compensation that is competitive in order to attract, motivate and retain key talent, while also rewarding executives for achieving goals designed to generate returns for our stockholders, but not for poor performance, by linking compensation to overall business performance and the achievement of performance goals. As a result, we believe that compensation packages provided to our executives, including our Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against performance goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, and do not seek to set our executive compensation to any specific benchmarks or peer group. Instead, we use general competitive market data available to us relating to compensation levels, mix of elements and compensation strategies being used by companies of comparable size and stage of development operating in the communications industry, and review such data against the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, we collected relevant market data with respect to base salary, incentive bonus and equity award levels from search firms that we engaged in connection with our search for a new chief financial officer in 2006.

Elements of Compensation

Base Salary.  Base salaries are determined on an individual basis, are based on job responsibilities and individual contribution and are intended to provide our executives with current income. Base salaries for our Named Executive Officers are reviewed annually and may be adjusted to reflect any changes in job responsibilities and individual contribution, as well as competitive conditions in the market for executive talent. Our senior management proposes new base salary amounts to the Compensation Committee for approval based on: an evaluation of individual performance and expected future contributions; a goal to ensure competitive compensation against the external market; and comparison of the base salaries of the executive officers who report directly to our Chief Executive Officer to ensure internal equity.

For 2006, the base salaries of Messrs. J. Eisenberg, Costantini, M. Eisenberg, Stolte, Hume and Brady were established pursuant to employment agreements entered into by the individual Named Executive Officer and us.

Annual Cash Bonus.  The Compensation Committee has the authority to grant discretionary annual cash bonuses to employees. Annual cash bonuses are designed to align employees’ goals with the Company’s financial and operational objectives for the current year and to reward individual performance. These objectives vary depending on the individual employee, but relate generally to strategic factors such as communications system expansion and operational improvements, service implementation in new geographic areas and net subscriber communicator additions, and to financial factors, such as improving our results of operations, as measured by adjusted EBITDA. These performance measures are primarily objective criteria that can be readily measured and do not require subjective determinations.

Messrs. Hume and Brady were the only Named Executive Officers eligible to participate in our discretionary annual cash bonus program, pursuant to which the board of directors or the Compensation Committee annually designates a specified bonus pool based on our performance for the fiscal year to be available for cash bonuses to eligible employees in the discretion of the Compensation Committee based on recommendations of management and evaluations of individual performance.

Pursuant to their employment agreements, each Named Executive Officer (other than Messrs. Hume and Brady) is generally eligible to receive annual bonuses, payable in cash or cash equivalents, based on a percentage of base salary (which may, in some cases, exceed 100%) and dependent upon achieving or exceeding certain performance targets for that fiscal year. Generally, bonuses are not earned unless 90% of the applicable performance target is met for a given fiscal year and these amounts increase more rapidly as actual performance exceeds target levels. Certain 2006 annual bonuses were based on achieving certain operational milestones by specified dates. For 2006, the annual bonus payable for each Named Executive Officer was allocated with respect to specified performance targets as set forth in the following table:

		Net subscriber
	Target adjusted	communicator	Other operational
Name	EBITDA	additions	milestones

Jerome Eisenberg	50%	50%	N/A
Robert Costantini	50%	50%	N/A
Marc Eisenberg	35%	65%	N/A
John Stolte	17%	17%	66%

We believe that our performance targets are established at levels that are achievable if we meet our business plan. By providing for significant incentives for exceeding those targets, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of value to us and our stockholders over the long-term.

Long-Term Equity-Based Incentives.  In addition to the short-term cash compensation payable to our Named Executive Officers, our Compensation Committee believes that the interests of our stockholders are best served when a substantial portion of our Named Executive Officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our Compensation Committee’s intention to make grants of equity-based awards to our Named Executive Officers and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs. Please see the Grants of Plan-Based Awards Table and accompanying narrative disclosures set forth in this proxy statement for more information regarding the grants of equity-based awards to our Named Executive Officers in fiscal 2006. We have not timed grants of equity-based awards in coordination with the release of non-public information nor have we timed the release of non-public information for the purpose of affecting the value of executive compensation.

Under the 2006 LTIP, the Compensation Committee has the ability to provide a number of equity-based awards, including restricted stock units (“RSUs”), stock appreciation rights (“SARs”), stock options, stock, restricted stock, performance units and performance shares to promote our long-term growth and profitability. Following adoption of the 2006 LTIP, we ceased to grant additional stock options under the 2004 Stock Option Plan. The 2004 Stock Option Plan will continue to govern all stock option awards granted under the 2004 Stock Option Plan prior to the adoption of the 2006 LTIP. Since adopting the 2006 LTIP, we have changed the mix of our equity-based incentives from stock options to a mix of RSUs and SARs. This combination of equity-based incentives is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that awards of RSUs and SARs provide an effective vehicle for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance stockholder value, while at the same time limiting the dilutive effects of such equity-based awards relative to our prior practice of granting stock options. We have not adopted stock ownership guidelines, and, other than with respect to Jerome Eisenberg, our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in us.

RSUs.  A restricted stock unit, or RSU, is a contractual right to receive at a specified future vesting date an amount in respect of each RSU based on the fair market value on such date of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee has determined that all currently outstanding RSUs will be settled in shares of common stock. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. Vested and unvested RSUs awarded to certain of our employees, including our Named Executive Officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements and unvested RSUs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based RSUs typically vest in three equal installments based on continued employment over a three-year period. Performance-based RSUs typically vest in three equal installments over a three-year period based upon the achievement of specific operational and financial performance targets that we believe are important to our long-term success, including adjusted EBITDA targets, net of subscriber communicator additions on our network, government approvals with respect to our communications network, and strategic factors such as communications system expansion and operational improvements. The Compensation Committee, on the recommendation of management, linked target performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The performance-based RSU awards are generally structured to have a three-year vesting period beginning in 2006, and to be subject to a percentage reduction in the event that the performance targets are not attained. These performance-based RSUs vest upon achieving certain operational and financial performance targets by specified dates. We believe that the vesting periods in connection with these time-based and performance-based awards are appropriate for the following reasons:

•	they are intended to help retain employees, including executives, by rewarding them for extended, continuous service with us;

•	they are time periods that incentivize and focus executives on the long-term performance of our business over reasonable timeframes, while minimizing the potential that longer vesting periods might dilute the motivation of the executives; and

•	they allow the Compensation Committee to formulate performance targets annually that are aligned with our dynamic business plans and external industry factors.

In 2006, Messrs. J. Eisenberg, Costantini, M. Eisenberg, Hume, Stolte and Brady were granted time-based RSUs and performance-based RSUs under the 2006 LTIP in the amounts set forth in the Grants of Plan-Based Awards Table. In general, RSUs granted to each of our Named Executive Officers were divided evenly: 50% as time-based RSUs and 50% as performance-based RSUs. We believe that this allocation strikes the proper balance between the retention and incentive objectives of these long-term equity awards. Each of the performance targets with respect to awards of RSUs to J. Eisenberg, Costantini, M. Eisenberg and Stolte were the same as those for their annual cash bonuses. Mr. Hume’s performance target with respect to his awards of RSUs was based on achievement of a certain operational target by a specified date. Mr. Brady’s performance targets with respect to his awards of RSUs were based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net additions of billable subscriber communicators during 2006.

SARs.  A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock from the date of grant of the SAR to the date on which the participant exercises the SAR. Under the 2006 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. Vested and unvested SARs granted to certain of our employees, including our Named Executive Officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements and unvested SARs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based SARs and performance-based SARs typically vest in the same manner as time-based RSUs and performance-based RSUs. In 2006, Mr. Costantini was granted time-based SARs and Messrs. J. Eisenberg, Costantini and M. Eisenberg were granted performance-based SARs under the 2006 LTIP in the amounts set forth in the Grants of Plan-Based Awards Table. The performance targets with respect to awards of performance-based SARs to Messrs. J. Eisenberg, Costantini and M. Eisenberg were the same as those for their performance-based RSU awards and annual cash bonuses.

Stock Options.  We may grant stock options exercisable at such time or times, and subject to such terms and conditions, as the Compensation Committee may determine consistent with the terms of the 2006 LTIP. The exercise price of such stock options will be equal to or higher than the fair market value of our common stock on the date of grant.

Our 2004 Stock Option Plan authorized us to grant options to purchase common stock to our employees, directors and consultants. Stock option grants were made at the commencement of employment or to meet other special retention or performance objectives. The Compensation Committee reviewed and approved stock option awards to executive officers, including Named Executive Officers, based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the Compensation Committee to eligible employee and, in appropriate circumstances, the Compensation Committee considered the recommendations of members of management, such as our Chief Executive Officer. In 2004, certain Named Executive Officers were awarded stock options reflected in the Outstanding Equity Awards at Fiscal Year-End Table set forth in this proxy statement in connection with a merit-based grant to a large number of employees intended to encourage an ownership culture among our employees. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”).

We may also grant RSUs or SARs to executives under special circumstances outside of the annual process. Grants under the 2006 LTIP are made from time to time to selected executives in connection with talent management objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives. For example, on February 27, 2007, our Compensation Committee approved grants of 3,000 and 8,000 time-based RSUs which vest on January 1, 2008 to each of Messrs. J. Eisenberg and M. Eisenberg, respectively, in recognition of their contributions towards achievement of the Company’s operating and financial goals in 2006.

We may also grant RSUs and SARs, as deemed appropriate by the Compensation Committee, in new-hire situations. As part of his employment agreement, Mr. Costantini was granted RSUs and SARs as set forth on the Grants of Plan-Based Awards Table and accompanying narrative disclosures set forth in this proxy statement.

Personal Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to the Company’s business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers are car allowances and life insurance premiums. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Code. The plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. We have the option of matching up to 15% of 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We have not made any contributions since the inception of the plan.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as options, RSUs and SARs (without regard to the satisfaction of any time-based requirements or performance criteria), and extension of post-termination exercise periods for options and SARs (typically for 30 to 90 days).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we have included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Certain Relationships and Transactions with Related Persons — Employment Agreements” for additional information.

Change of Control Provisions.  Under the 2004 Stock Option Plan and the 2006 LTIP and the award agreements under those plans, our stock options, RSUs and SARs generally vest upon a change of control, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment. In adopting the so-called “single” trigger treatment for equity-based awards, we were guided by a number principles: being consistent with current market practice among communications company peers; and keeping employees relatively whole for a reasonable period but avoid creating a “windfall”. Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity-based grants. Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction. The company that made the original equity grant will no longer exist after a change of control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our stockholders. All of our equity-based compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we recognize the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that we achieve our best interests and the best interests of our stockholders. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payments (“SFAS 123(R)”), and began recording stock-based compensation expense in our financial statements in accordance with SFAS 123(R).

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. The Company intends that awards granted under the 2006 LTIP will comply with the requirements of Section 409A and intends to administer and interpret the 2006 LTIP in such a manner.

Role of Executives and Others in Establishing Compensation

Our Chairman and Chief Executive Officer, Jerome Eisenberg, annually reviews the performance of the Named Executive Officers (other than his own and that of Marc Eisenberg, which are reviewed by the Compensation Committee), and meets on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which are then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. Messrs. J. Eisenberg and M. Eisenberg each attended meetings of the Compensation Committee in 2006.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Conclusion

We believe the current design of our executive compensation programs, utilizing a mix of base salary, annual cash bonus and long-term equity-based incentives properly motivates our management team to perform and produce strong returns for us and our stockholders. Further, although the current compensation programs have been in place for less than a year, in the view of the board of directors and the Compensation Committee, the overall compensation amounts earned by the Named Executive Officers under our compensation programs for fiscal 2006 reflect our performance during the period and appropriately reward the Named Executive Officers for their efforts and achievements relative to the performance targets, consistent with our compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee

Timothy Kelleher, Chairman
Ronald Gerwig
Hans E. W. Hoffmann

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Jerome B. Eisenberg	2006	$335,771	$—	$786,560	$133,456	$263,233	$20,362	$1,539,382
Chairman of the Board and Chief Executive Officer
Robert G. Costantini	2006	67,500	—	64,315	178,115	59,479	2,506	371,915
Executive Vice President and Chief Financial Officer
Marc Eisenberg	2006	294,167	—	581,676	113,480	214,527	19,304	1,223,154
Chief Operating Officer
Emmett Hume	2006	220,000	10,000	13,529	23,667	—	9,628	276,824
Executive Vice President, International
John J. Stolte, Jr.	2006	212,500	—	344,196	6,983	107,782	639	672,100
Executive Vice President — Technology and Operations
John P. Brady	2006	225,000	—	24,576	59,166	—	121,832	430,574
Former Executive Vice President, Finance

(1)	The amounts set forth in the “Bonus” column represent discretionary annual cash bonus payments. Messrs. Hume and Brady were the only Named Executive Officer eligible to participate in the annual discretionary cash bonus pool with respect to fiscal 2006.

(2)	The amounts set forth in the “Stock Awards” column represent the compensation costs for financial statement purposes recognized in 2006 relating to time-based and performance-based RSU awards that were granted in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”). For a discussion of the assumptions used to calculate the value of the amounts in the “Stock Awards” column see Note 4 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. See the Grants of Plan-Based Awards Table and “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding RSU awards in 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding RSU awards.

(3)	The amounts set forth in the “Options Awards” column represent the compensation costs for financial statement purposes recognized in 2006 in accordance with SFAS 123(R) relating to option awards granted in 2004 and time- and performance-based SAR awards granted in 2006. The assumptions used to calculate the value of the amounts in the “Options Awards” column are described in Note 4 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. See the Grants of Plan-Based Awards Table and “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding SAR awards in 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding SAR awards.

(4)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus paid to Messrs. J. Eisenberg, Costantini, M. Eisenberg and Stolte under the terms of their respective employment agreements. See the Grants of Plan-Based Awards Table for a further discussion regarding the annual incentive payments.

(5)	The amounts set forth in the “All Other Compensation” column are comprised of the following for each Named Executive Officer:

J. Eisenberg:

Perquisites and Personal Benefits: $13,200 for automobile allowance and $7,162 for payment of life insurance premiums.

Costantini:

Perquisites and Personal Benefits: $2,400 for automobile allowance and $106 for payment of life insurance premiums.

M. Eisenberg:

Perquisites and Personal Benefits: $9,350 for automobile allowance, $9,060 for reimbursement for legal services and $894 for payment of life insurance premiums.

Stolte:

Perquisites and Personal Benefits: $639 for payment of life insurance premiums.

Brady:

Perquisites and Personal Benefits: $1,832 for payment of life insurance premiums.

Post-Termination Payments: $120,000 for a post-employment payment (including payroll withholding taxes) paid pursuant to the terms of Mr. Brady’s employment agreement with the Company in connection with his termination of employment with the Company effective December 31, 2006.

Grants of Plan-Based Awards

								All Other		All Other
								Stock		Option
								Awards:		Awards:			Grant Date
			Estimated Possible Payouts			Estimated Future Payouts Under		Number of		Number of		Exercise or	Fair Value of
			Under Non-Equity Incentive			Equity Incentive Plan Awards(2)(3)		Shares of		Securities		Base Price	Stock and
			Plan Awards(1)				Target/	Stock or		Underlying		of Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Maximum	Units		Options		Awards	Awards(4)
Name	Date	Award Type	($)	($)	($)	(#)	(#)	(#)		(#)		($/Sh)	($)

Jerome B. Eisenberg	10/5/2006	Annual incentive (Adjusted EBITDA)	$31,950	$142,000	$248,500	—	—	—		—		$—	$—
	10/5/2006	Annual incentive (Net subscriber additions)	31,950	142,000	248,500	—	—			—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—		149,334	(6)	—		—	1,642,674
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	8,711	24,889	—		—		—	273,779
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	8,711	24,889	—		—		—	273,779
	10/5/2006	Performance-based SARs (Adjusted EBITDA)	—	—	—	8,750	25,000	—		—		11.00	129,500
	10/5/2006	Performance-based SARs (Net subscriber additions)	—	—	—	8,750	25,000	—		—		11.00	129,500
Robert G. Costantini	10/5/2006	Annual incentive (Adjusted EBITDA)(5)	6,058	26,924	33,657	—	—	—		—		—	—
	10/5/2006	Annual incentive (Net subscriber additions)(5)	6,058	26,924	33,657	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	11,667	(6)	—		—	128,337
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	680	1,944	—		—		—	21,384
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	681	1,945	—		—		—	21,395
	10/5/2006	Time-based SARs	—	—	—	—	—	—		66,667	(7)	11.00	360,668
	10/5/2006	Performance-based SARs (Adjusted EBITDA)	—	—	—	3,889	11,111	—		—		11.00	57,555
	10/5/2006	Performance-based SARs (Net subscriber additions)	—	—	—	3,889	11,111	—		—		11.00	57,555
Marc Eisenberg	10/5/2006	Annual incentive (Adjusted EBITDA)	19,845	88,200	154,350	—	—	—				—	—
	10/5/2006	Annual incentive (Net subscriber additions)	36,855	163,800	286,650	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	112,000	(6)	—		—	1,232,000
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	4,574	13,067	—		—		—	143,737
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	8,494	24,266	—		—		—	266,926
	10/5/2006	Performance-based SARs (Adjusted EBITDA)	—	—	—	5,308	15,166	—		—		11.00	78,560
	10/5/2006	Performance-based SARs (Net subscriber additions)	—	—	—	9,858	28,166	—		—		11.00	145,900
Emmett Hume	10/5/2006	Performance-based RSUs	—	—	—	—	3,734	—		—		—	41,074
	10/5/2006	Time-based RSUs	—	—	—	—	—	3,734	(6)	—		—	41,074
John J. Stolte, Jr.	10/5/2006	Annual incentive (Adjusted EBITDA)	16,875	28,125	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (Net subscriber additions)	16,875	28,125	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (certain operational target #1	—	56,250	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (certain operational target #2	—	56,250	—	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	60,667	(6)	—		—	667,337
	10/5/2006	Performance-based RSUs (certain operational target #1)	—	—	—	—	30,333	—		—		—	333,663
	10/5/2006	Performance-based RSUs (certain operational target #2)	—	—	—	—	15,167	—		—		—	166,837
	10/5/2006	Performance-based RSUs (certain operational target #3)	—	—	—	—	15,167	—		—		—	166,837
John P. Brady	10/5/2006	Time-based RSUs	—	—	—	—	—	1,555	(6)	—		—	17,105
(former executive)	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	272	778	—		—		—	8,558
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	272	778	—		—		—	8,558

(1)	The amounts shown represent annual incentive payments payable to Messrs. J. Eisenberg, Costantini, M. Eisenberg and Stolte pursuant to employment agreements with the Company. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for a summary of the employment agreements. The actual annual incentive payment amount paid to each of these Named Executive Officers for fiscal 2006 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For 2006, the incentive payment is a percentage of the executive’s 2006 base salary, determined based on the achievement of specified financial and operational performance targets of the Company for fiscal 2006. The amount shown in the “Target” column represents the target annual incentive payment for each eligible Named Executive Officer if the performance targets are achieved at the 100% level. For 2006, the percentages of base salary payable as annual incentives if the performance targets are achieved at the 100% level were as follows: 80% for Messrs. J. Eisenberg, Costantini and M. Eisenberg and 75% for Mr. Stolte. The amount shown in the “Maximum” column represents the maximum amount payable for each eligible Named Executive Officer if the performance targets are achieved above the 100% level. For 2006, the maximum percentages of base salary payable as annual compensation were as follows: 140% for Messrs. J. Eisenberg and M. Eisenberg if the performance targets are achieved at or above the 133% level; and 100% for Mr. Costantini if the performance targets are achieved at or above the 125% level. The amount shown in the “Threshold” column represents the amount payable for each eligible Named Executive Officer if the performance targets are achieved at the 90% level, the minimum performance required for any annual incentive payment to be made. For 2006, the threshold percentages of base salary payable as annual compensation were as follows: 18% for Messrs. J. Eisenberg, Costantini and M. Eisenberg and 15% for Mr. Stolte, if certain operational and performance targets have been achieved. For 2006, neither Mr. Brady, whose employment with the Company terminated on December 31, 2006, nor Mr. Hume was eligible for any annual incentive payment pursuant to the terms of their employment agreements, but were eligible to participate in the Company’s discretionary annual cash bonus program, which is described in Note 1 to the Summary Compensation Table. Please see “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus” for further a discussion regarding our annual cash incentive payment programs.

(2)	On October 5, 2006, performance-based RSU awards and performance-based SAR awards were issued under the 2006 LTIP relating to the achievement of specified operational and financial performance targets for fiscal 2006, 2007 and 2008. Each RSU award represents the right to receive one share of our common stock for each vested RSU and each SAR award represents the right to receive, upon exercise of the SAR, the value (payable in cash, stock or a combination of cash and stock in our discretion) of the increase in the fair market value of a specified number of shares of our common stock on the date of exercise over the fair market value on the date of grant of the SAR (the “base price”). The base price of $11.00 per share of each SAR was equal to the price of our common stock sold in our initial public offering in November 2006. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU and SAR awards.

The performance-based RSUs and SARs vest upon achievement of various operational and financial performance targets established for each of fiscal 2006, 2007 and 2008 and continued employment through dates that our Compensation Committee has determined the performance targets have been achieved. The operational and financial performance targets for fiscal 2006 and certain operational performance targets for fiscal 2007 were established in October 2006. Accordingly, the performance-based RSUs and SARs that relate to those performance targets are considered granted on that date for accounting purposes and are shown in the table above. Operational and financial performance targets for fiscal 2007 were established in February 2007 and the performance-based RSUs and SARS that relate to these performance targets are considered granted on that date for accounting purposes and are not included in the table above. Operational and financial performance targets for fiscal 2008 will be established by the Compensation Committee by February 2008 and the performance-based RSUs and SARs that relate to these performance targets are not considered granted for accounting purposes and are not included in the table above. The performance-based RSU and SAR awards that relate to fiscal 2007 and 2008 performance targets will be included in the fiscal years in which they are considered granted for accounting purposes.

The amounts of performance-based RSUs and SARs shown in the table above represent those performance-based RSUs and SARs for which performance targets for fiscal 2006 and, for grants to Messrs. Stolte and Hume, certain operational performance targets for fiscal 2007 were established in fiscal 2006. An aggregate of 99,556, 7,778 and 74,667 performance-based RSUs and 100,000, 44,444 and 86,668 performance-based SARs granted to Messrs. J. Eisenberg, Costantini and M. Eisenberg, respectively, relate to fiscal 2007 and 2008 performance targets that have not yet been established by our Compensation Committee and are not considered granted for accounting purposes.

(3)	The amounts shown in the “Target/Maximum” column represent the target and maximum number of performance-based RSUs or SARs which will vest under these awards if the performance targets are achieved at or above the 100% level. The amounts shown in the “Threshold” column represent the minimum number of performance-based RSUs or SARs that will vest under each award if the minimum level of performance is achieved at the 90% level. For Messrs. J. Eisenberg, Costantini, M. Eisenberg and Brady the minimum number represents 35% of the target number of performance-based RSUs or SARs shown under the “Target” column. For Messrs. Stolte and Hume, no performance-based RSUs will vest unless the target performance is achieved. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding performance-based RSU and SAR awards.

(4)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of the awards computed in accordance with SFAS 123(R). The grant date fair value of the time- and performance-based RSUs shown in the table was determined to be $11.00 per share, the price of our common stock sold in our initial public offering in November 2006. The grant date fair value of the time- and performance-based SARs shown in the table were estimated to be $5.41 and $5.18 per share, respectively. For a discussion of valuation assumptions, see Note 4 to our consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2006.

(5)	The amounts shown above have been pro rated to reflect Mr. Costantini’s period of employment with the Company in 2006.

(6)	On October 5, 2006, time-based RSU awards were granted to each of the Named Executive Officers under the 2006 LTIP. These time-based RSUs vest in three equal installments, subject to continuing employment, on January 1, 2007, 2008 and 2009 (except Mr. Stolte, whose time-based RSUs vest on May 21, 2007, 2008 and 2009, and Mr. Brady, whose time-based RSUs vest on May 21, 2007). See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding time-based RSU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU awards.

(7)	On October 5, 2006, time-based SAR awards were granted to Mr. Costantini under the 2006 LTIP. The base price of $11.00 per share of each SAR was equal to the price of our common stock sold in our initial public offering in November 2006. These time-based SARs vest in three equal installments, subject to continuing employment, on January 1, 2007, 2008 and 2009. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for further a discussion regarding time-based SAR awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these SAR awards.

Outstanding Equity Awards at Fiscal Year-End

								Stock Awards
	Option Awards													Equity Incentive
				Equity Incentive								Equity Incentive		Plan Awards:
				Plan Awards:								Plan Awards:		Market or
	Number of	Number of		Number of								Number of		Payout Value of
	Securities	Securities		Securities								Unearned		Unearned
	Underlying	Underlying		Underlying				Number of		Market Value of		Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Unexercised		Option		Shares or Units		Shares or Units		Other Rights		Other Rights
	Options	Options		Unearned		Exercise	Option	of Stock That		of Stock That		That Have Not		That Have Not
	(#)	(#)		Options		Price	Expiration	Have Not Vested		Have Not Vested		Vested		Vested
Name	Exercisable	Unexercisable		(#)		($)	Date	(#)		($)(1)		(#)		($)(1)

Jerome B. Eisenberg	166,667	—		—		$2.33	2/17/2014	—		$—		—		$—
	33,334	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.78	2/17/2014	—		—		—		—
	33,334	—		—		3.38	2/17/2014	—		—		—		—
	25,000	8,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		25,000	(3)	11.00	10/5/2016	—		—		—		—
	—	—		25,000	(4)	11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	149,334	(5)	1,317,126	(5)	—		—
	—	—		—		—	—	—		—		24,889	(6)	219,521	(6)
	—	—		—		—	—	—		—		24,889	(7)	219,521	(7)
Robert G. Costantini	—	—		11,111	(3)	11.00	10/5/2016	—		—		—		—
	—	—		11,111	(4)	11.00	10/5/2016	—		—		—		—
	—	60,667	(8)	—		11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	11,667	(5)	102,903	(5)	—		—
	—	—		—		—	—	—		—		1,944	(6)	17,146	(6)
	—	—		—		—	—	—		—		1,944	(7)	17,146	(7)
Marc Eisenberg	166,667	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.78	2/17/2014	—		—		—		—
	33,334	—		—		3.38	2/17/2014	—		—		—		—
	25,000	8,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		15,166	(3)	11.00	10/5/2016	—		—		—		—
	—	—		28,167	(4)	11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	112,000	(5)	987,840	(5)	—		—
	—	—		—		—	—	—		—		13,067	(6)	115,251	(6)
	—	—		—		—	—	—		—		24,266	(7)	214,026	(7)
Emmett Hume	54,169	29,165	(9)	—		4.26	12/3/2014	—		—		—		—
	—	—		—		—	—	3,734	(5)	32,934	(5)	—		—
	—	—		—		—	—	—		—		3,734	(10)	32,934	(10)
John J. Stolte, Jr.	11,667	—		—		2.33	2/17/2014	—		—		—		—
	12,667	—		—		2.78	2/17/2014	—		—		—		—
	13,334	—		—		3.38	2/17/2014	—		—		—		—
	10,000	3,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		—		—	—	60,667	(11)	535,083	(11)	—		—
	—	—		—		—	—	—				30,333	(12)	267,537	(12)
	—	—		—		—	—	—				15,167	(12)	133,773	(12)
	—	—		—		—	—	—				15,167	(13)	133,773	(13)
John P. Brady	83,334	—		—		4.26	12/31/2007	—		—		—		—
(former executive)	—	—		—		—	—	—		—		778	(14)	8,558	(14)
	—	—		—		—	—	—		—		778	(15)	8,558	(15)
	—	—		—		—	—	1,555	(16)	13,724	(16)	—		—

(1)	Based on the $8.82 per share closing price of our common stock on December 29, 2006, the last trading day in 2006.

(2)	Option awards that vest in quarterly installments through December 31, 2007.

(3)	Performance-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in April 2007 dependent on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based SAR and RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(4)	Performance-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in April 2007 dependent on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based SAR awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(5)	Time-based RSU awards that vest in three equal installments on January 1, 2007, 2008 and 2009. On January 1, 2007, one-third of these time-based RSU awards vested.

(6)	Performance-based RSU awards that vest in April 2007 based on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(7)	Performance-based RSU awards that vest in April 2007 based on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(8)	Time-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in three equal installments on January 1, 2007, 2008 and 2009. On January 1, 2007, one-third of these time-based SARs vested.

(9)	Option awards that vest in quarterly installments through September 30, 2008.

(10)	Performance-based RSU awards that vest in April 2007 based on satisfaction of a specified operational target.

(11)	Time-based RSU awards that vest in three equal installments on May 21, 2007, 2008 and 2009.

(12)	Performance-based RSU awards that vest on May 21, 2007 based on satisfaction of specified operational targets for fiscal 2006.

(13)	Performance-based RSU awards that vest on January 15, 2008 based on satisfaction of a specified operational target for fiscal 2007.

(14)	Performance-based RSU awards that vest on May 21, 2007 based on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(15)	Performance-based RSU awards that vest on May 21, 2007 based on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(16)	Time-based RSU awards that vest on May 21, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2006, about shares of our common stock that may be issued upon the exercise or vesting of options, RSUs and SARs granted to employees, consultants or directors under all of our existing equity compensation plans.

	(a)				(c)
	Number of				Number of Securities
	Securities to be				Remaining Available for
	Issued Upon		(b)		Future Issuance Under
	Exercise or Vesting		Weighted-Average		Equity Compensation
	of Outstanding		Exercise Price		Plans (Excluding
	Options, RSUs		of Outstanding		Securities Reflected
Plan Category	and SARs		Options and SARs		in Column (a))

Equity compensation plans approved by stockholders(1)	2,432,214	(2)	$3.97	(3)	3,690,413	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,432,214	(2)	$3.97	(3)	3,690,413	(4)

(1)	Consists of the following equity compensation plans: the 2004 Stock Option Plan and the 2006 LTIP.

(2)	Consists of 1,464,420 shares subject to outstanding stock options under the 2004 Stock Option Plan and 182,223 shares underlying outstanding time- and performance-based SARs and 785,571 shares underlying outstanding time- and performance-based RSUs granted under the 2006 LTIP.

(3)	Excludes 785,571 shares underlying outstanding time- and performance-based RSUs which do not have an exercise price.

(4)	Consists of shares available for issuance under the 2006 LTIP, which includes the remaining 202,247 shares of common stock available for issuance under the 2004 Stock Option Plan. Also includes an aggregate of 231,111 shares underlying performance-based SARs and 268,356 shares underlying performance-based RSUs awarded in 2006 under the 2006 LTIP relating to operational and performance targets for fiscal 2007 and 2008, which are not considered granted for accounting purposes because the performance targets for fiscal 2007 and 2008 had not yet been established as of December 31, 2006.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Orbcomm Europe

We have entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a company in which we indirectly own a 25.5% interest. The service license agreement and the gateway services agreement with ORBCOMM Europe contain terms and conditions substantially similar to the service license agreements and the gateway services agreements we have and expect to enter into with other licensees, except for certain more favorable pricing terms. ORBCOMM Europe is owned 50% by Satcom and 50% by OHB Technology A.G. (“OHB Technology”). We own a 52% interest in Satcom. Subsequent to the acquisition of our 52% interest in Satcom, Satcom and ORBCOMM Europe are consolidated affiliates in our consolidated financial statements.

OHB Technology is a substantial stockholder and a direct investor of ours and its Chief Executive Officer is on our board of directors. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. ORBCOMM Deutschland and Technikom Polska, affiliates of OHB Technology, have been appointed by ORBCOMM Europe as country representatives for Germany and Poland, respectively. OHB Technology is also a 34% stockholder of Elta S.A., the country representative for France. These entities hold the relevant regulatory authority and authorization in each of these jurisdictions. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason.

In connection with the organization of ORBCOMM Europe and the reorganization of our business in Europe, we agreed to grant ORBCOMM Europe approximately $3.7 million in air time credits. The amount of the grant was equal to the amount owed by ORBCOMM Global L.P. to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of ORBCOMM Global L.P. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from us to MCS and its country representatives who were stockholders of MCS. Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of $580,200. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of $449,800. Because approximately $2.8 million of the airtime credits were granted to stockholders of MCS who are not related to us and who continue to be country representatives in Europe, we believe that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The airtime credits have no expiration date. As of December 31, 2006, approximately $2.7 million of the credit granted by us to ORBCOMM Europe remained unused.

Satcom International Group plc.

Satcom is our 52%-owned consolidated subsidiary which (i) owns 50% of ORBCOMM Europe, (ii) has entered into country representative agreements with ORBCOMM Europe, covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with us, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and a gateway services agreement with us. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We believe that the service license agreement and the gateway services agreement between us and Satcom contain terms and conditions substantially similar to those which we have and expect to enter into with other unaffiliated licensees. As of December 31, 2006, Satcom owed us unpaid fees of approximately $188,000.

We acquired our 52% interest in Satcom from Jerome Eisenberg, our Chief Executive Officer, and Don Franco, a former officer of ours, who, immediately prior to the October 2005 reorganization of Satcom, together owned directly or indirectly a majority of the outstanding voting shares of Satcom and held a substantial portion of the outstanding debt of Satcom. On October 7, 2005, pursuant to a contribution agreement entered into between us and Messrs. Eisenberg and Franco in February 2004, we acquired all of their interests in Satcom in exchange for (1) an aggregate of 620,000 shares of our Series A preferred stock and (2) a contingent cash payment in the event of our sale or initial public offering. The contribution agreement was entered into in connection with our February 2004 reorganization in order to eliminate any potential conflict of interest between us and Messrs. Eisenberg and Franco, in their capacities as officers of ours. The contingent payment would equal $2 million, $3 million or $6 million in the event the proceeds from our sale or the valuation in our IPO exceeds $250 million, $300 million or $500 million, respectively, subject to proration for amounts that fall in between these thresholds. On November 8, 2006, upon completion of our IPO, we made a contingent payment of approximately $3.6 million. Immediately prior to, and as a condition to the closing of, the Satcom acquisition, Satcom and certain of its stockholders and noteholders consummated a reorganization transaction whereby 95% of the outstanding principal of demand notes, convertible notes and certain contract debt was converted into equity, and accrued and unpaid interest on such demand and convertible notes was acknowledged to have been previously released. This reorganization included the conversion into equity of the demand notes and convertible notes of Satcom held by Messrs. Eisenberg and Franco in the principal amounts of approximately $50,000 and $6,250,800, respectively, and the release of any other debts of Satcom owed to them.

As of December 31, 2006, ORBCOMM Europe had a note payable to Satcom in the amount of €1,466,920 ($1,902,190). This note has the same payment terms as the note payable from ORBCOMM Europe to OHB Technology described below under “— OHB Technology A.G.” and carries a zero interest rate. For accounting purposes, this note has been eliminated in the consolidation of ORBCOMM Europe and Satcom with ORBCOMM Inc. We own 52% of Satcom, which in turn owns 50% of ORBCOMM Europe.

We have provided Satcom with a $1.0 million line of credit for working capital purposes pursuant to a revolving note dated as of December 30, 2005. The revolving loan bears interest at 8% per annum and was originally scheduled to mature on December 30, 2006, and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of December 31, 2006 and 2005, Satcom had $465,000 and $0, respectively, outstanding under this line of credit. On December 22, 2006, we extended the maturity date to December 31, 2007.

OHB Technology A.G.

On May 21, 2002, we entered into an IVAR agreement with OHB Technology (formerly known as OHB Teledata A.G.) whereby OHB Technology has been granted non-exclusive rights to resell our services for applications developed by OHB Technology for the monitoring and tracking of mobile tanks and containers. As of December 31, 2006, OHB Technology did not owe us any unpaid service fees.

In an unrelated transaction, on March 10, 2005, we entered into an ORBCOMM concept demonstration satellite bus, integration test and launch services procurement agreement with OHB-System AG (an affiliate of OHB Technology), whereby OHB-System AG will provide us with overall concept demonstration satellite design, bus module and payload module structure manufacture, payload and bus module integration, assembled satellite environmental tests, launch services and on-orbit testing of the bus module for the Concept Validation Project.

OHB Technology owns 2,682,457 shares of our common stock and warrants to purchase 86,542 shares of our common stock representing approximately 6.7% of our total shares on a fully diluted basis. For so long as the Series A preferred stock was outstanding, OHB had the right to appoint a representative to our board of directors. Marco Fuchs was initially OHB Technology’s representative on our board of directors. In addition, SES and OHB Technology jointly had the right to appoint a representative to our board of directors. Robert Bednarek was SES’s and OHB Technology’s joint representative on our board of directors. On February 27, 2007, Mr. Bednarek resigned, effective immediately, as a member of our board of directors in connection with SES’s agreement to sell its 5.5% equity position in us to General Electric Company as part of a larger pending transaction in which SES has agreed to buy back GE’s 19.5% equity position in SES. Mr. Bednarek served as a member of our Nominating and Corporate Governance Committee. Mr. Bednarek’s term as a Class II director was scheduled to expire at our 2008 annual meeting of stockholders.

In connection with the acquisition of an interest in Satcom (see “— Satcom International Group plc.” above), we recorded an indebtedness to OHB Technology arising from a note payable from ORBCOMM Europe to OHB Technology. At December 31, 2006 the principal balance of the note payable is €1,138,410 ($1,502,005) and it has a carrying value of $879,000. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe. The note has been classified as long-term and we do not expect any repayments to be required prior to December 31, 2007.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of our shareholder OHB Technology, to design, develop and manufacture for us six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites to complete our “quick launch” program, with options for two additional satellite buses and related integration services exercisable on or before June 5, 2007. The price for the six satellite buses and related integration and launch services is $20 million, or up to a total of $24.2 million if the options for the two additional satellite buses and related integration services are exercised, subject to certain price adjustments for late penalties and on-time or early delivery incentives. As of December 31, 2006, we have made payments totaling $6.0 million pursuant to this agreement. In addition, under the agreement, OHB-System AG will provide preliminary services relating to the development, demonstration and launch of our next-generation satellites at a cost of $1.35 million.

Orbcomm Asia Limited

On May 8, 2001, we signed a memorandum of understanding with OAL outlining the parties’ intention to enter into a definitive service license agreement on terms satisfactory to us covering Australia, China, India, New Zealand, Taiwan and Thailand. Although the parties commenced negotiations toward such an agreement, a definitive agreement was never concluded and the letter of intent terminated by its terms. We believe OAL is approximately 90% owned by Gene Hyung-Jin Song, a stockholder of ours who owns shares of our common stock, representing less than 1% of our total shares on a fully diluted basis. OAL owns 786,588 shares of our common stock, representing 1.9% of our total shares on a fully diluted basis. It is currently our intention to consider operating service licenses and/or country representative agreements for these territories on a country by country basis as prospective parties demonstrate the ability, from a financial, technical and operations point of view, to execute a viable business plan. During 2003, 2004 and 2005, OAL owed us amounts for costs related to the storage in Virginia of gateway earth stations owned by OAL. On September 14, 2003, OAL pledged certain assets to us to ensure OAL’s debt to us would be paid (“Pledge Agreement”). On August 29, 2005, we foreclosed on a warehouseman’s lien against OAL and took possession of three of the four gateway earth stations being stored by OAL in Virginia in satisfaction of the outstanding amounts owed to us by OAL. We continue to store the remaining gateway earth station owned by OAL in Virginia and as of December 31, 2006 no amounts were owed to us related to this storage. In addition, we and OAL had a dispute that was recently decided in our favor in arbitration.

Orbcomm Japan Limited

To ensure that regulatory authorizations held by ORBCOMM Japan Limited (“OJ”) in Japan were not jeopardized at the time we purchased the assets from ORBCOMM Global L.P., and with the understanding that a new service license agreement would be entered into between the parties, we assumed the service license agreement entered into between ORBCOMM Global L.P. and OJ. We and OJ undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. We believe Mr. Gene Hyung-Jin Song is the beneficial owner of approximately 38% of OJ. On September 14, 2003, OAL pledged certain assets to us pursuant to a Pledge Agreement to ensure that certain amounts owed by OJ to us under the existing service license agreements would be paid. On January 4, 2005, we sent a notice of default to OJ for its failure to remain current with payments under the service license agreement and subsequently terminated the agreement when the default was not cured. On March 31, 2005, OJ made a partial payment of the amount due of $350,000. In 2005, we agreed to a standstill (the “Standstill Agreement”) under the Pledge Agreement (including as to OAL and Korea ORBCOMM Limited (“KO”)) and conditional reinstatement of the prior service license agreement, subject to our receiving payment in full of all debts owed by OJ, KO and OAL to us by December 15, 2005 and certain operational changes designed to give us more control over the Japanese and Korean gateway earth stations. The outstanding amounts owed by OJ to us were not repaid as of December 15, 2005 and as of December 31, 2006 and 2005, OJ owed us approximately $343,000 and $385,000 in unpaid fees, respectively. On February 22, 2006, we sent a notice of default to OJ for its failure to satisfy its obligations under the Standstill Agreement including its failure to make the required payments under the service license agreement and if the defaults are not cured in the near future, we intend to terminate the agreement as a result of such default.

Korea Orbcomm Limited

To ensure that regulatory authorizations held by KO in South Korea were not jeopardized at the time ORBCOMM LLC purchased the assets from the ORBCOMM Global L.P., and with the understanding that a new service license agreement would be entered into between the parties, we assumed the service license agreement entered into between ORBCOMM Global L.P. and KO. We and KO undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. We believe Mr. Gene Hyung-Jin Song is the beneficial owner of approximately 33% of KO. On September 14, 2003, OAL pledged certain assets to us to ensure that certain amounts owed to us by KO under the existing service license agreement would be paid. On January 4, 2005, we sent a notice of default to KO for its failure to remain current with payments under the service license agreement and subsequently terminated the agreement when the default was not cured. In 2005, we agreed to a standstill with respect to the default by KO as part of the Standstill Agreement and conditional reinstatement of the prior service license agreement. The outstanding amounts owed by KO to us were not repaid as of December 15, 2005 and as of December 31, 2006 and 2005, KO owed us approximately $116,000 and 149,000 in unpaid service fees, respectively. On April 5, 2006, we sent a notice of default to KO for its failure to comply with the Standstill Agreement and if the defaults are not cured in the near future, we intend to terminate the service license agreement as a result of such defaults.

Sistron International LLC

In connection with the Series A preferred stock financing discussed below under “— Series A and Series B Preferred Stock Financings”, Messrs. J. Eisenberg and Franco sold all of their interest in Sistron International LLC, a reseller that had developed an application for the electric utility industry to us for a purchase price equal to their cash investment in Sistron of approximately $0.4 million, paid in 84,942 shares of Series A preferred stock issued at the same purchase price per share as paid by investors in the Series A preferred stock financing.

SES

On February 17, 2004, we entered into an IVAR Agreement with SES (formerly named SES Global S.A.) whereby SES has been granted exclusive rights during the initial term of the agreement to resell our services for return channel applications developed by SES for the Direct-to-Home TV market. As of December 31, 2006, SES did not owe us any unpaid service fees. SES owns SES Participations (formerly named SES Global Participations S.A.), the holder of 2,000,001 shares of our common stock representing approximately 4.8% of our total shares on a fully diluted basis. In addition, SES and OHB Technology jointly have the right to appoint a representative to our board of directors. Robert Bednarek was SES’s and OHB Technology’s representative on our board of directors. On February 27, 2007, Mr. Bednarek resigned, effective immediately, as a member of our board of directors in connection with SES’s agreement to sell its 5.5% equity position in us to GE as part of a larger pending transaction in which SES has agreed to buy back GE’s 19.5% equity position in SES. Mr. Bednarek served as a member of our Nominating and Corporate Governance Committee. Mr. Bednarek’s term as a Class II director was scheduled to expire at our 2008 annual meeting of stockholders.

Series A and Series B Preferred Stock Financings

On February 17, 2004, we completed a private placement of Series A convertible redeemable preferred stock at a purchase price of $2.84 per share, or an aggregate of approximately $17.9 million, to SES, Ridgewood Satellite LLC (including conversion of the note issued to Ridgewood Satellite LLC), OHB Technology, Northwood Ventures LLC and Northwood Capital Partners LLC, entities with whom individuals who were directors at the time of the Series A financing were affiliated and Jerome Eisenberg, our Chairman and Chief Executive Officer. All outstanding shares of Series A convertible preferred stock automatically converted into shares of our common stock in connection with our IPO.

In November and December 2005 and January 2006, we completed private placements in the amount of approximately $72.5 million, consisting of 10% convertible promissory notes due February 16, 2010, warrants to purchase our common stock, and our Series B convertible redeemable preferred stock to PCG Satellite Investments, LLC (an affiliate of the Pacific Corporate Group), MH Investors Satellite LLC (an affiliate of MH Equity Investors), entities with whom individuals who were directors at the time of the Series B financing were affiliated and several existing investors, including Ridgewood Capital, OHB Technology, Northwood Ventures LLC, and several members of senior management.

The Series A preferred stock holders were entitled to receive a cumulative 12% annual dividend. The Series A preferred stock dividend was eliminated upon the issuance of the Series B preferred stock in December 2005. In January 2006, we paid all accumulated dividends on its Series A preferred stock totaling $8.0 million. Holders of the Series B preferred stock were entitled to receive a cumulative 12% dividend annually payable in cash in arrears. On November 8, 2006, upon the closing of its IPO, we paid all accumulated dividends on its Series B preferred stock totaling $7.5 million.

On October 12, 2006, we obtained written consents of holders who collectively held in excess of two-thirds of the Series B preferred stock, to the automatic conversion of the Series B preferred stock into shares of common stock, upon the closing of an initial public offering at a price per share of not less than $11.00. In consideration for the holders of the Series B preferred stock providing their consents, we agreed to make a contingent payment to all of the holders of the Series B preferred stock if the price per share of the initial public offering was between $11.00 and $12.49 per share, determined as follows: (i) 12,014,227 (the number of shares of our common stock into which all of the shares of the Series B preferred stock would convert at the then-current conversion price) multiplied by (ii) the difference between (a) $6.045 and (b) the quotient of (I) the initial public offering price divided by (II) 2.114. On November 8, 2006, we closed the IPO at a price of $11.00 per share and made a $10.1 million payment to the holders of Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock into our common stock.

Certain purchasers of the Company’s Series B preferred stock were obligated to purchase an additional 10,297,767 shares of Series B preferred stock in March 2007 at $4.03 per share, unless a qualified sale or a qualified initial public offering occurred prior to that time. These rights were terminated upon the closing of the IPO.

Registration Rights Agreement

On December 30, 2005, and in connection with the Series B preferred stock financing described above, we entered into a Second Amended and Restated Registration Rights Agreement with the Series B preferred stock investors and existing holders of our Series A preferred stock and common stock who were parties to the Amended and Restated Registration Rights Agreement dated February 17, 2004.

Beginning any time after the first to occur of eighteen months after December 30, 2005 and six months after an initial public offering of our common stock or, after the fifth anniversary of the date of the agreement, certain holders of common stock, (including common stock issued upon the conversion of Series A preferred stock and Series B preferred stock) will have the right to demand, at any time or from time to time, that we file up to two registration statements registering the common stock. Only holders of (i) at least two-thirds of the registrable securities (generally our common stock and common stock issued upon conversion of our preferred stock and warrants) outstanding as of the date of the our IPO, (ii) at least 35% of the registrable securities outstanding as of the date of the demand or (iii) a specified number of holders of common stock issued upon conversion of our Series B preferred stock may request a demand registration.

In addition, certain holders will be entitled to an additional demand registration statement on Form S-3 covering the resale of all registrable securities, provided that we will not be required to effect more than one such demand registration statement on Form S-3 in any twelve month period or to effect any such demand registration statement on Form S-3 if any such demand registration statement on Form S-3 will result in an offering price to the public of less than $20 million. Notwithstanding the foregoing, after we qualify to register our common stock on Form S-3, Sagamore Hill Hub Fund Ltd. and its affiliates (collectively, “Sagamore”) and PCG Satellite Investments, LLC, CALPERS/PCG Corporate Partners, LLC and their affiliates (the “PCG Entities”) will have separate rights to additional demand registrations that would be eligible for registration on Form S-3; provided, that we will not be required to effect more than one such demand registration requested by Sagamore or the PCG Entities, as the case may be, on Form S-3 in any twelve month period and that Sagamore or the PCG Entities, as the case may be, will pay the expenses of such registration if such registration shall result in an aggregate offering price to the public of less than $1 million. Certain investors also have preemptive rights and piggyback registration rights as specified in our Second Amended and Restated Registration Rights Agreement.

Employment Agreements

Jerome B. Eisenberg.  In August 2006, we entered into an employment agreement with Jerome B. Eisenberg to serve as our Chairman of the Board and Chief Executive Officer, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

Mr. Eisenberg’s employment agreement provides for an annual base salary of $355,000. If we hire an employee with a base salary greater than Mr. Eisenberg’s base salary, then Mr. Eisenberg’s base salary will be increased to 105% of the other employee’s base salary. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. For 2006, the performance targets were based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net subscriber communicator additions during 2006. Mr. Eisenberg is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Eisenberg awards consisting of 298,667 RSUs and 150,000 SARs. The RSUs will be payable only in shares of our common stock and the SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for the 2006 grant). One half of the RSUs will vest in three equal installments on January 1, 2007, January 1, 2008 and December 31, 2008. The remaining RSUs and all the SARs typically vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. For fiscal 2006, the performance targets were the same as for Mr. Eisenberg’s annual bonus described above.

If Mr. Eisenberg’s employment as Chairman and Chief Executive Officer is terminated by us without “cause” (as defined in his agreement) or by Mr. Eisenberg with “good reason” (as defined in his agreement), he is entitled (1) to receive a pro rata share of his target bonus for the fiscal year in which the termination occurs and (2) to continue to receive, as a severance payment, his base salary and continued health insurance coverage for one year immediately following such termination.

If Mr. Eisenberg terminates his employment as Chief Executive Officer, but continues to serve as non-executive Chairman of the Board, he will not be entitled to the severance payment described above. If Mr. Eisenberg’s employment as Chief Executive Officer is terminated by us without “cause” or by Mr. Eisenberg with “good reason”, but he continues to serve as non-executive Chairman of the Board, Mr. Eisenberg will be entitled to receive severance payments equal to the difference between his then-current base salary and his annual compensation from us for service as non-executive Chairman of the Board payable in regular installments for one year immediately following such termination. If Mr. Eisenberg’s appointment as our Chairman of the Board is terminated by us without “cause”, then in lieu of any other severance payments under the agreement, Mr. Eisenberg will be entitled to continue to receive his base salary for the greater of (1) one year immediately following such termination or (2) the remainder of the term of the agreement; provided that if Mr. Eisenberg has previously received severance payments under the agreement, we are entitled to offset, on a dollar-for-dollar basis, any severance payments described in this sentence.

Mr. Eisenberg’s post-termination payments described above are conditioned on his executing a release in favor of us.

In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control”, Mr. Eisenberg will be entitled to the same post-employment payments as if his employment as Chief Executive Officer were terminated by us without “cause”, unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Eisenberg will be entitled to have all his equity related and stock-based compensation awards as of the date of such “change of control” become fully exercisable (without regard to the satisfaction of any time-based or performance criteria).

If Mr. Eisenberg is no longer our Chief Executive Officer, but continues as Chairman of the Board, then (1) his base salary will be reduced by $155,000, (2) subject to satisfying any eligibility requirements, he will continue to be entitled to receive the employee benefits he received as Chief Executive Officer and (3) his RSU and SAR awards will continue to vest in accordance with their terms.

Robert G. Costantini.  In September 2006, we entered into an employment agreement with Robert G. Costantini to serve as our Executive Vice President and Chief Financial Officer, effective as of October 2, 2006. The employment agreement expires on September 30, 2009, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Costantini will continue to be employed on an “at will” basis.

Mr. Costantini’s employment agreement provides for an annual base salary of $270,000. In addition to his salary, Mr. Costantini is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Costantini is eligible to receive a bonus, beginning with a pro rata bonus for the 2006 fiscal year, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 100%) dependent upon achieving 90% to 125% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. For 2006, the performance targets were based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net of subscriber communicator additions during 2006. Mr. Costantini is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Costantini awards consisting of 23,333 RSUs and 133,333 SARs. The RSUs will be payable only in shares of our common stock and the SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for all the time-based SARs and the performance-based SARs granted in 2006). One half of the RSUs and one half of the SARs will vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009. The remaining RSUs and SARs will vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. For fiscal 2006, the performance targets were the same as for Mr. Costantini’s annual bonus described above.

If Mr. Costantini’s employment is terminated by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Costantini’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment nonsolicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Costantini will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement.

Marc Eisenberg.  In July 2006, we entered into an employment agreement with Marc Eisenberg to serve as our Chief Marketing Officer, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

Mr. Eisenberg’s employment agreement provides for an annual base salary of $315,000. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. For 2006, the performance targets were based 35% on achievement of a target adjusted EBITDA for fiscal 2006 and 65% on achievement of a target net subscriber communicator additions during 2006. Mr. Eisenberg will be entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Eisenberg awards consisting of 224,000 RSUs and 130,000 SARs. The RSUs will be payable only in shares of our common stock and the SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for the 2006 grant). One half of the RSUs will vest in three equal installments on January 1, 2007, January 1, 2008 and December 31, 2008. The remaining RSUs and all the SARs will vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. For fiscal 2006, the performance targets are the same as for Mr. Eisenberg’s annual bonus described above.

If Mr. Eisenberg’s employment is terminated by us without “cause” (as defined in his agreement) or by Mr. Eisenberg due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Eisenberg’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Eisenberg will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Eisenberg will be entitled to have all his RSU and SAR awards as of the date of such “change of control” become fully vested and exercisable (without regard to the satisfaction of any time-based or performance criteria).

Emmett Hume.  We have entered into an employment agreement with Emmett Hume to serve as our Executive Vice President, International, effective as of August 2, 2004. The initial term of the employment agreement is for three years, expiring on August 1, 2007, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the employment agreement’s term, or any extension thereof, Mr. Hume’s employment will continue on an “at will” basis.

Mr. Hume’s employment agreement provides for an annual base salary of $220,000 and eligibility for annual discretionary bonuses and to participate in our employee benefit and equity-based compensation plans. In addition, under his agreement, we granted Mr. Hume options to purchase 83,333 shares of our common stock. If Mr. Hume is terminated without “cause” or resigns for “good reason” (each as defined in his agreement), he is entitled to receive a severance payment equal to his base salary for the greater of (1) the remainder of the agreement’s term or (2) six months after the termination date, plus a prorated bonus for the year in which the termination occurs.

Mr. Hume’s severance payments are conditioned on his executing a release in favor of us. In addition, his agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, and one year post-employment non-solicitation and non-competition covenants.

John J. Stolte, Jr.  In August 2006, we entered into an employment agreement with John J. Stolte, Jr. to serve as our Executive Vice President — Technology and Operations, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Stolte will continue to be employed on an “at will” basis.

Mr. Stolte’s employment agreement provides for an annual base salary of $225,000. In addition to his salary, Mr. Stolte is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Stolte is eligible to receive a bonus, payable in cash or cash equivalent, based on a percentage of his base salary (ranging from 15% to 75%) dependent upon achieving 90% to 100% of certain performance targets established each year by the board of directors or the Compensation Committee. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. For 2006, the performance targets were based 17% on achievement of a target adjusted EBITDA for fiscal 2006, 17% on achievement of a target net number of billable subscriber communicators added to our communications system during 2006 and 66% on achievement of certain qualitative milestone targets. Mr. Stolte is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Stolte 121,333 RSUs. The RSUs will be payable only in shares of our common stock. One half of the RSUs will vest in three equal installments on May 21, 2007, 2008 and 2009. The remaining RSUs will vest as follows: 45,500 on May 21, 2007 and 15,167 on January 15, 2008, in each case subject to the achievement of certain performance targets. For fiscal 2006, the performance targets were based on achieving certain operational targets by specified dates. The RSUs will be subject to forfeiture if Mr. Stolte breaches the one-year post-employment non-competition and non-solicitation covenants under the RSU award agreement.

If Mr. Stolte’s employment is terminated by reason of his death or disability, or by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he or his estate is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Stolte’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Stolte will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Stolte will be entitled to have all his RSU and SAR awards as of the date of such “change of control” become fully vested and exercisable (without regard to the satisfaction of any time-based or performance criteria).

John P. Brady.  We entered into an employment agreement with John P. Brady, our former Executive Vice President — Finance, dated as of May 5, 2006, and a retention and separation agreement with Mr. Brady, effective as of October 11, 2006, which amended and superseded certain portions of the employment agreement. Under the terms of the retention and separation agreement, Mr. Brady continued his employment with us as Executive Vice President — Finance and provided continued services for our finance functions until December 31, 2006.

Under the terms of the retention and separation agreement, Mr. Brady continued to receive his annual base salary of $225,000 until December 31, 2006 and received the following retention payments: continued payment of his base salary for six months after his termination of employment (an aggregate of $120,000, including payroll withholding tax) and eligibility to receive a discretionary bonus for the 2006 fiscal year, as determined in the sole discretion of the compensation committee, payable at the same time as annual bonuses for the 2006 fiscal year are paid to our other executive officers. Mr. Brady’s retention payments are conditioned on his executing a release in favor of us. In addition, his agreements contain standard covenants relating to confidentiality, non-disparagement, cooperation and assignment of intellectual property rights, a two year post-employment non-solicitation covenant and a one year post-employment non-competition covenant.

In addition, we issued Mr. Brady an award of 9,333 RSUs. The RSUs will be payable only in shares of our common stock. 1,555 time-based RSUs will vest on May 21, 2007 and 1,555 performance-based RSUs are expected to vest on May 21, 2007 on the achievement of certain performance targets, for fiscal 2006. For fiscal 2006, the performance targets are based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net subscriber communicator additions during 2006. Upon Mr. Brady’s termination of employment on December 31, 2006, the remaining 6,222 RSUs were cancelled.

Effective May 5, 2006, we amended Mr. Brady’s stock option agreement as follows: (i) options originally granted as incentive stock options will be treated as non-statutory stock options, (ii) all options that are not already exercisable will vest immediately upon the occurrence of: (1) his termination by us without cause, (2) his death or disability, or (3) the natural expiration of the Term, as defined in the employment agreement, and (iii) the period of time in which Mr. Brady must exercise his vested options following a termination of employment is extended until the later of (1) December 31st of the calendar year in which Mr. Brady’s right to exercise the options would have expired but for this extension and (2) the 15th day of the third month following the month in which Mr. Brady’s right to exercise the options would have expired but for this extension.

Pursuant to the terms of Mr. Brady’s agreement, he received $120,000 (including payroll withholding tax) as a post-employment payment and his options to purchase 83,334 shares of common stock became fully vested on December 31, 2006 and may be exercised until December 31, 2007.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors. In addition, we have entered into indemnification agreements with certain of our executive officers in their capacity as our executive officers and as directors of certain of our subsidiaries. Each indemnification agreement provides that we will, subject to certain exceptions, indemnify the indemnified person in respect of any and all expenses incurred as a result of any threatened, pending or completed action, suit or proceedings involving the indemnified person and relating to the indemnified person’s service as an executive officer or director of ours. We will also indemnify the indemnified person to the fullest extent as may be provided under the non-exclusivity provisions of our bylaws and Delaware law. The indemnification period lasts for as long as the indemnified person is an executive officer or director of ours and continues if the indemnified person is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitration, administrative or investigative, by reason of fact that the indemnified person was serving in such capacity. Upon request, we must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified under any provision of the indemnification agreement, our bylaws, Delaware law or otherwise.

Policies and Procedures for Related Person Transactions

Pursuant to the Audit Committee’s charter and applicable Nasdaq rules, the Audit Committee is responsible for reviewing and approving all related party transactions (as defined by the Nasdaq rules).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables below reflect the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement, stock option award agreements, RSU award agreements and SAR award agreements. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. J. Eisenberg, Costantini, M. Eisenberg, Stolte, Hume and Brady. All severance payments to the Named Executive Officers are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to the Named Executive Officer’s employment with the Company.

Change of Control Triggers

For the purposes of the severance payments, “change of control” means:

•	the Company’s merger or consolidation with another corporation or entity;

•	the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity; or

•	a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).

For purposes of the stock option awards, a “change of control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions, of:

•	ownership of more than 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; or

•	all or substantially all of the direct and indirect assets of the Company and its subsidiaries, other than by a person, firm, entity or group, which together with its affiliates, prior to such purchase or other acquisition, owned at least 50% of the outstanding common equity of the Company.

For purposes of the RSU awards and SAR awards, “change of control” means a “change in control event” that meets the requirements of Section 409A of the Code, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

Post-Termination Covenants

The RSU awards and SAR awards are subject to a non-competition provision restricting the Named Executive Officer’s employment with a competitor for six months following termination. The RSU awards and SAR awards are also subject to a non-solicitation provision restricting the Named Executive Officer from soliciting certain business or the recruiting certain of the Company’s employees for one year following termination. If the Company determines that the Named Executive Officer violated these provisions of the RSU award or SAR award, the Named Executive Officer will forfeit all rights to any RSUs or SARs under the awards and will have to return to the Company the value of any RSUs or SARs awarded to the Named Executive Officer by the Company. The Named Executive Officers are also subject to post-termination non-competition, non-solicitation and confidentiality provisions in their employment agreements. See “Certain Relationships and Transactions with Related Persons — Employment Agreements”.

Jerome B. Eisenberg

	Voluntary
	Termination
Executive Payments	with Good	Termination	For Cause	Change in
Upon Termination	Reason	Without Cause	Termination	Control(1)

Severance payments — Termination as Chairman and CEO(2)	$643,284	$643,284	$—	$643,284
Severance payments — Termination as CEO(3)	488,284	488,284	—	488,284
Severance payments — Termination as Chairman(4)	—	710,000	—	155,000
Stock options (unvested and accelerated)(5)	—	—	—	121,333
Time-based RSUs (unvested and accelerated)(6)	—	—	—	1,317,126
Performance-based RSUs (unvested and accelerated)(7)	—	—	—	1,317,126
Performance-based SARs (unvested and accelerated)(8)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payment — Termination as Chairman and CEO: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company, he voluntarily terminates his employment as our Chief Executive Officer and Chairman of the Board with good reason or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $4,284 at December 31, 2006. Mr. Eisenberg is also entitled to receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs, estimated here to be $284,000.

(3)	Severance Payments — Termination as CEO: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment as Chief Executive Officer is terminated by us without cause, he voluntarily terminates his employment as our Chief Executive Officer with good reason or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, but in either case continues to serve as our Chairman of the Board, he will be entitled to severance payments for a period of one year immediately following such termination payable in regular installments consistent with our payroll practices equal to the difference between (a) his annual base salary at the time of such termination and (b) his annual compensation of $155,000 while serving only as our Chairman of the Board. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $4,284 at December 31, 2006. Mr. Eisenberg is also entitled to receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs, estimated here to be $284,000.

(4)	Severance Payments — Termination as Chairman: Under his employment agreement, in the event
Mr. Eisenberg’s employment as our Chairman of the Board is terminated by the Company without cause or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, he will be entitled to continue to receive his then base salary at the time of such termination for the period equal to the greater of (a) one year immediately following such termination and (b) the remainder of the term of his employment agreement, payable in regular installments consistent with our payroll practices; provided, however that if Mr. Eisenberg has already received any severance payments pursuant to his employment agreement, the amounts received would be offset on a dollar for dollar basis, pursuant to this severance payment.

(5)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, he will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, Mr. Eisenberg had 8,333 and 16,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(6)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 149,334 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(7)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 149,334 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 49,778 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 operational and performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 99,556 performance-based RSUS related to performance targets for fiscal 2007 and 2008 that are not considered granted for accounting purposes as neither board of directors nor the Compensation Committee has yet established performance targets for fiscal 2007 and 2008.

(8)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 150,000 unvested performance-based SAR awards. These performance-based SAR awards consist of 50,000 performance-based SARs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 100,000 performance-based SARs related to performance targets for fiscal 2007 and 2008 that are not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee has yet established operational and performance targets for fiscal 2007 and 2008. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Robert Costantini

Executive Payments	Voluntary	Termination	For Cause	Change in
Upon Termination	Termination	Without Cause	Termination	Control(1)

Severance payments(2)	$—	$275,686	$—	$275,686
Time-based RSUs (unvested and accelerated)(3)	—	—	—	102,903
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	102,903
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Costantini’s employment is involuntarily terminated without cause by the Company or if his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $5,686 at December 31, 2006.

(3)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 11,667 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(4)	Time-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested time-based SAR awards. As of December 31, 2006, he had 66,667 unvested time-based SARs. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 11,667 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 3,888 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 7,779 performance-based RSUs related to performance targets for fiscal 2007 and 2008 that are not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee has yet established performance targets for fiscal 2007 and 2008.

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 66,667 unvested performance-based SAR awards. These performance-based SAR awards consist of 22,222 performance-based SARs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 44,445 performance-based SARs related to performance targets for fiscal 2007 and 2008 that are not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee has yet established performance targets for fiscal 2007 and 2008. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Marc Eisenberg

	Voluntary
	Termination
Executive Payments	With Good	Termination	For Cause	Change in
Upon Termination	Reason	Without Cause	Termination	Control(1)

Severance payments(2)	$321,096	$321,096	$—	$321,096
Stock options (unvested and accelerated)(3)	—	—	—	121,333
Time-based RSUs (unvested and accelerated)(4)	—	—	—	987,840
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	987,840
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment due to a change in material status or if his employment is not continued on substantially equivalent economic terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $6,096 at December 31, 2006. In the event Mr. Eisenberg’s employment is involuntarily terminated by the Company due to a change of control, he will be entitled to the same severance payments and health insurance coverage as described above.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 8,333 and 16,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 112,000 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 112,000 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 37,333 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 74,667 performance-based RSUs related to operational and performance targets for fiscal 2007 and 2008 that are not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee has yet established performance targets for fiscal 2007 and 2008.

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 130,000 unvested performance-based SAR awards. These performance-based SAR awards consist of 43,332 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 86,668 performance-based RSUs related to performance targets for fiscal 2007 and 2008 that are not considered granted as neither the board of directors nor the Compensation Committee has yet established operational and performance targets for fiscal 2007 and 2008. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $8.82 per share, as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Emmett Hume

	Voluntary
	Termination
Executive Payments	with Good	Termination	For Cause	Change in
Upon Termination	Reason	Without Cause	Termination	Control(1)

Severance payments(2)	$128,333	$128,333	$—	$128,333	(2)
Stock options (unvested and accelerated)(3)	—	—	—	133,024
Time-based RSUs (unvested and accelerated)(4)	—	—	—	32,933
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	32,933

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Hume’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment for good reason or in the event of a change of control, if the successor entity does not continue his employment under the terms of his employment agreement, he will be entitled to the greater of (a) six months of his base salary in effect at the time of such termination or (b) his base salary payable for the remainder of his term of employment plus a pro rata portion of his bonus, payable in regular installments consistent with our payroll practices. For purposes of this table, a termination date of December 31, 2006 and remaining term of employment of seven months is assumed. The amounts set forth in the table do not include a bonus component because the bonus is discretionary.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 29,172 unvested stock options with an exercise price of $4.26 per share.

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 3,734 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 3,734 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

John J. Stolte, Jr.

		Termination
Executive Payments	Voluntary	Without	For Cause	Change in
Upon Termination	Termination	Cause	Termination	Control(1)	Death	Disability

Severance payments(2)	$—	$225,000	$—	$225,000	$225,000	$225,000
Stock options (unvested and accelerated)(3)	—	—	—	48,533	—	—
Time-based RSUs (unvested and accelerated)(4)	—	—	—	535,082	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	535,082	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Stolte’s employment is (a) involuntarily terminated without cause by the Company, (b) terminated due to death or disability or (c) not continued on substantially equivalent terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 3,333 and 6,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 60,667 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 60,667 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

John P. Brady

Executive Payments	Voluntary	Termination	For Cause	Change in
Upon Termination	Termination	Without Cause	Termination	Control(1)

Time-based RSUs (unvested and accelerated)(2)	$—	$—	$—	$13,715
Performance-based RSUs (unvested and accelerated)(3)	—	—	—	13,715

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Brady will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 1,555 unvested time-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(3)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Brady will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 1,555 unvested performance-based RSUs with a value based on the closing price of the Company’s common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

The Audit Committee has appointed the firm of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to the approval of the shareholders. D&T has acted as our independent registered public accounting firm since 2005.

Before the Audit Committee appointed D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of D&T will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for professional services provided by D&T for the fiscal years ended December 31, 2006 and 2005, all of which were approved by the Audit Committee:

	Year Ended
	December 31,
	2006	2005

Audit Fees	$375,000	$350,358
Audit-Related Fees	1,126,024	374,000
All Other Fees	2,000	2,000

Total	$1,503,024	$726,358

Audit Fees.  Consisted principally of fees for professional services for the audit of the Company’s annual financial statements and for the review of quarterly financial statements.

Audit-Related Fees.  Consisted of professional fees associated with our initial public offering, including the audit of the Company’s 2004 financial statements and the review of its quarterly financial information for 2004 and services rendered in connection with registration statements on Form S-8 filed in 2006.

All Other Fees.  Represents fees for subscription services to professional literature databases.

There were no tax services provided by D&T in fiscal year 2006 and 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the annual audit to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of D&T as our independent registered public accounting firm, which is presented as Proposal 2.

OTHER MATTERS

The board of directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2007 Annual Meeting of Shareholders, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal 2006.

ANNUAL REPORT

Our Annual Report to Shareholders, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended December 31, 2006, was mailed to shareholders with this proxy statement.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2008

To be eligible for inclusion in our proxy statement and the proxy card, shareholder proposals for the 2008 Annual Meeting of Shareholders must be received on or before December 6, 2007 by the Office of the Secretary at our headquarters, 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. In addition, our By-Laws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2008 Annual Meeting of Shareholders to notify the Company’s Secretary in writing at the address listed in the preceding sentence on or after January 12, 2008 and on or before February 11, 2008. If the number of directors to be elected to the board at the 2008 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before February 1, 2008, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following our public announcement of the increase.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

ADMISSION TO THE 2007 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareholders on May 11, 2007. Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the March 26, 2007 record date.

Exhibit A

ORBCOMM INC.

Audit Committee
Charter

General

The purpose of this Charter is to set forth the composition, authority and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors of ORBCOMM Inc. (the “Company”).

Composition

The members of the Committee shall consist of at least three members of the Board who shall be designated by the Board, on the recommendation of the Nominating and Corporate Governance Committee of the Board, in accordance with the Company’s Bylaws and Guidelines of Corporate Governance, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.

All members of the Committee shall meet the independence and experience requirements established by the Board and applicable laws, regulations and stock exchange listing requirements, subject to applicable phase-in rules. All members of the Committee shall be able to read and understand fundamental financial statements. No member of the Committee shall have participated in the preparation of the financial statements of the Company in the past three years. At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission (the “Commission”), and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the financial sophistication standard as defined by the requirements of The Nasdaq Stock Market, LLC (“Nasdaq”).

No member of the Committee may serve on the audit committees of more than two other publicly traded companies at the same time. For this purpose, service on the audit committees of a parent and its majority-owned subsidiaries counts as service on a single audit committee.

Authority and Responsibilities

General.  The general purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the accounting and financial reporting process of the Company, (3) the audits of the Company’s financial statements, (4) the qualifications and independence of the Company’s independent auditor (including the engagement of the independent auditor), and (5) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations.

The Committee shall preapprove all audit (including audit-related) services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Committee prior to the completion of the audit. The Committee may delegate to one or more of its members the authority to preapprove audit, audit-related and permitted non-audit services, provided that decisions of any such member to preapprove shall be presented to the full Committee at its next scheduled meeting.

Financial Statement and Disclosure Matters.  The Committee shall:

1. Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements and other financial data and disclosures to be included in the Company’s Annual Reports on Form 10-K, including reviewing the results of the independent auditor’s audit of such financial statements, and recommending to the Board whether the audited financial statements should be included in the Form 10-K Reports.

2. Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements and other financial data and disclosures to be included in the Company’s Quarterly Reports on Form 10-Q, including reviewing the results of the independent auditor’s review of such financial statements.

3. Review and discuss with management and the independent auditor the following: any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles; any major issues as to the adequacy of the Company’s internal controls, and any steps adopted in light of any material control deficiencies; and management’s annual evaluation of internal controls over financial reporting and quarterly evaluation of any material changes in such controls, and the independent auditor’s attestation report on management’s annual assessment.

4. Review and discuss in a timely manner (but at least annually) reports from the independent auditor regarding:

a) All critical accounting policies and practices to be used.

b) All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments and related disclosures, and the treatment preferred by the independent auditor.

c) All other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted audit differences.

5. Generally review and discuss with management the type and presentation of information to be disclosed in the Company’s earnings press releases, including the use of non-GAAP information, as well as the type and presentation of financial information and earnings guidance to be provided to analysts and rating agencies; such discussions may be of a general nature and need not cover the specific information and/or presentations to be given.

6. Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

7. Review and discuss with management the steps management has taken to assess, monitor and control the Company’s strategic, operational, financial and compliance risks, including guidelines and policies to govern the process by which such risk assessment and risk management are undertaken.

8. Discuss with the independent auditor the matters required to be discussed under American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, “Communications with Audit Committees,” relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with their certification process for the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, or any fraud involving management or other employees having a significant role in the Company’s internal controls.

10. Ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of Independent Auditor.  The Committee shall have the sole authority to appoint or replace the independent auditor; provided, however, that this shall not preclude seeking shareholder ratification of such appointment. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditor (including the resolution of any disagreements between management and the independent auditor) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

In addition, the Committee shall:

1. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years relating to one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

2. Evaluate and report to the Board on its conclusions as to the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management.

3. Review and evaluate the lead partner of the independent auditor team and ensure the regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law.

4. Establish clear policies regarding the Company’s hiring of employees or former employees of the independent auditor.

5. Meet with the independent auditor to discuss the planning and staffing of the audit, including the attestation report relating to internal controls over financial reporting.

6. Obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1. It is the responsibility of the Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for the purposes of taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

Compliance Oversight Responsibilities.  The Committee shall assist the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting. In particular (and in addition to the compliance oversight responsibilities set forth elsewhere in this Charter), the Committee shall:

1. Oversee the adoption and maintenance of procedures to ensure that all inquiries raised regarding compliance and ethics matters receive prompt review by the Company, including, as appropriate, the reporting of such matters to the Committee and the Board.

2. Oversee the establishment and maintenance of a comprehensive compliance and ethics program, including an ethics and compliance training program for all employees, designed to minimize the possibility of violations of the federal securities and other laws by the Company.

3. Monitor the process for communicating to employees the Company’s Code of Conduct and the importance of compliance therewith, including (a) the maintenance and periodic review of the Code; (b) the maintenance and periodic review of procedures for the receipt, retention and proper treatment of complaints regarding accounting, internal controls (including internal accounting controls) or auditing matters, which procedures shall include provisions for the confidential, anonymous submission by employees of reports or complaints concerning potential violations of law or other misconduct and concerns regarding questionable accounting, auditing or internal control matters; and (c) assuring employees that no retaliation or other negative action will be taken against any employee because he or she submits any such report or complaint.

4. Review and approve all related party transactions (as defined in the Nasdaq rules).

Committee Report.  The Committee shall prepare the Audit Committee report required by the Commission’s rules to be included in the Company’s proxy statements.

Delegation of Authority

The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate the retention of independent legal counsel (which may be the Company’s usual outside counsel), or accounting or other advisors, to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay the independent auditor, to pay any such counsel or other advisors retained by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Meetings; Executive Sessions

The Committee shall meet as often as it deems necessary, but no less frequently than quarterly. The Committee shall meet periodically in separate executive sessions with management and the independent auditor, and such counsel or other advisors to the Committee, or other parties, as the Committee may determine. In addition, the Committee may request any officer or other employee of the Company, counsel to the Company, or any representative of the independent auditor, to meet with the Committee, with one or more members of the Committee, or with counsel or another advisor to the Committee. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials. The Committee shall be governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board pursuant to the Company’s Bylaws.

Reports to the Board; Minutes

The Committee shall make regular reports to the Board regarding the Committee’s activities, including issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the independent auditor. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, the fundamental responsibility for the Company’s financial statements and disclosures rests with the Company’s management.

Approved by the Board of Directors: August 30, 2006

Effective as of November 2, 2006

Exhibit B

ORBCOMM INC.

Compensation Committee
Charter

General

The purpose of this Charter is to set forth the composition, authority and responsibilities of the Compensation Committee (the “Committee”) of the Board of Directors of ORBCOMM Inc. (the “Company”).

Composition

The members of the Committee shall consist of at least three members of the Board who shall be designated by the Board, on the recommendation of the Nominating and Corporate Governance Committee of the Board, in accordance with the Company’s Bylaws and Guidelines on Corporate Governance, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.

All members of the Committee shall meet the independence requirements established by the Board and applicable laws, regulations and stock exchange listing requirements, subject to applicable phase-in rules. In addition, each member shall qualify as an “outside director” of the Company, as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “non-employee director” of the Company, as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or in any successor provision to either of the foregoing.

Authority and Responsibilities

General.  The general purpose of the Committee is to assist the Board in fulfilling its responsibilities, with respect to oversight and determination of executive compensation and human resources matters. Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1. The Committee shall be directly responsible for (a) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; (b) in coordination with the Nominating and Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and (c) determining and approving his or her compensation based upon such evaluation.

2. The Committee shall determine the compensation of senior executives other than the Chief Executive Officer, including determinations regarding equity-based and other incentive compensation awards.

3. Subject to the foregoing, the Committee shall determine and approve the terms and conditions of the employment of senior executives of the Company, by contract or otherwise.

4. The Committee shall (a) from time to time, as it deems appropriate, review and recommend that the Board approve all executive compensation plans and programs, including incentive compensation and equity-based plans and programs; (b) administer such plans and programs in accordance with and subject to their terms; (c) monitor and review such plans and programs to determine, among other things, whether they are achieving their intended purposes; and (d) recommend modifications to such plans and programs.

5. Except as set forth in item 6 below, if a compensation consultant is to assist the Committee in the evaluation of compensation matters, the Committee shall have the authority to retain and terminate any such consultant, including the authority to approve the fees and other terms on which any such consultant is retained.

6. The Committee shall evaluate and make recommendations regarding the compensation of non-employee directors and shall be responsible for the administration of any plans or programs providing for the compensation of non-employee directors, such as retainers, committee chair fees, stock options and other similar items as appropriate, and consistent with the Company’s Guidelines on Corporate Governance. If a

B-1

compensation consultant is to assist in the evaluation of non-employee director compensation, the Committee may, at the request of the Nominating and Corporate Governance Committee, act jointly with such Committee to retain and terminate any such consultant, including approval of the fees and other terms on which any such consultant is retained.

Consultation with Other Independent Directors.  In carrying out its responsibilities the Committee may consult with other independent members of the Board, so that its recommendations and actions reflect, to the extent appropriate, the collective views of the Committee and the independent members of the Board.

Proxy Statement Report on Executive Compensation.  The Committee shall prepare the compensation committee report required by Securities and Exchange Commission’s rules to be included in the Company’s proxy statements.

Delegation of Authority

The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate the retention of independent legal counsel (which may be the Company’s normal outside counsel) or other advisors to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any compensation consulting firms retained by the Committee to assist in the evaluation of Chief Executive Officer, senior executive or non-employee director compensation and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Meetings; Executive Sessions

The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in separate executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials. The Committee shall be governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board pursuant to the Company’s Bylaws.

Reports to the Board; Minutes

The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

Approved by the Board of Directors: August 30, 2006

Effective as of November 2, 2006

B-2

Exhibit C

ORBCOMM INC.

Nominating and Corporate Governance Committee
Charter

General

The purpose of this Charter is to set forth the composition, authority and responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of ORBCOMM Inc. (the “Company”).

Composition

The members of the Committee shall consist of at least three members of the Board who shall be designated by the Board, on the recommendation of the Committee, in accordance with the Company’s Bylaws and Guidelines on Corporate Governance, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.

All members of the Committee shall meet the independence requirements established by the Board and applicable laws, regulations and stock exchange listing requirements, subject to applicable phase-in rules.

Authority and Responsibilities

General.  The general purpose of the Committee is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company. These responsibilities include making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; and (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee Chairs, the designation of a Chairman of the Board or similar position, and the distribution of information to the Board and its committees.

In addition, the Committee is responsible for overseeing the Company’s corporate governance policies, practices and programs, including its relationships and communications with institutional investors and other interested parties.

Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1. The Committee shall periodically assess the size and composition of the Board in light of the Company’s operations and other relevant factors.

2. The Committee shall periodically evaluate and recommend modifications of qualifications and other criteria for service as a director, including criteria for director independence and service on one or more Board committees.

3. The Committee shall prepare and submit to the Board for approval (not less frequently than every three years), and monitor compliance with, the criteria for service as a director, as well as for service on a particular Board committee, set forth in the Company’s Board Membership Criteria. In addition, no member of the Company’s senior management may serve on the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities) without first obtaining the approval of the Committee.

4. On an annual basis, the Committee shall review and recommend whether existing directors whose term expires at the next election of director shall be nominated for re-election, based upon the needs of the Company and other relevant factors. As part of this responsibility, the Committee shall evaluate and make recommendations to the Board with respect to waiving the Company’s Guidelines on Corporate Governance concerning age and term limits of directors.

5. The Committee shall identify individuals qualified to become directors, consistent with the Board Membership Criteria; shall coordinate and assist the Board in the recruitment of new directors; and shall select or recommend to the Board candidates for election as directors, including the director nominees for the Company’s annual meeting of stockholders. The Committee shall have sole authority to retain and terminate any search or similar firms to be used to identify candidates for election as director, including sole authority to approve the fees and other terms on which any such firm is retained.

6. The Committee shall evaluate and make recommendations to the Board concerning the nature and composition of Board committees, including the designation of committee Chairs, Board committee structure and operations, and the extent to which committee assignments should be rotated over time.

7. The Committee shall coordinate, at least annually, a self-assessment by the Board of its operations and performance and the overall operations and performance of the Board committees generally, and shall prepare an assessment of the Board’s performance that shall be discussed with the Board.

8. The Committee shall evaluate and make recommendations concerning the process for distribution of information to the Board and its committees, including the content and timing of delivery of materials relating to meetings of the Board and Board committees as well as general information about the Company and its operations.

9. The Committee shall periodically evaluate the Company’s Guidelines on Corporate Governance in light of current best practices and other relevant factors, and shall recommend to the Board any changes in such Principles deemed necessary or appropriate.

10. The Committee shall review any proposed changes to the Company’s Certificate of Incorporation, Bylaws and other documents affecting the rights of the Company’s stockholders or otherwise affecting the Company’s corporate governance, and shall make recommendations to the Board with respect to any such changes.

11. The Committee shall be responsible for overseeing the implementation and maintenance of director orientation and education programs.

12. In coordination with the Compensation Committee, the Committee may evaluate the performance of the Chief Executive Officer in light of corporate goals and objectives approved by the Compensation Committee.

Proxy Statement Report.  The Committee shall consider rendering (but shall not be required to render) a report on the Committee’s activities and achievements for inclusion in the Company’s proxy statements.

Delegation of Authority

The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate the retention of independent legal counsel (which may be the Company’s normal outside counsel) or other advisors to assist the Committee in carrying out its responsibilities, including any search or similar firm retained to identify candidates for election as director. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any search or similar firms retained by the Committee to identify candidates for election as director and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Meetings; Executive Sessions

The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in separate executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials. The Committee shall be governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board pursuant to the Company’s Bylaws.

Reports to the Board; Minutes

The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

Approved by the Board of Directors: August 30, 2006

Effective as of November 2, 2006

Notice: If you plan on attending the 2007 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Shareholders
May 11, 2007, 10:00 a.m. (Eastern Time)

Hyatt Regency Reston
1800 Presidents Street
Reston, Virginia 20190
1-703-709-1234

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET ORBCOMM Inc.	ADMISSION TICKET ORBCOMM Inc.

Annual Meeting of Shareholders Hyatt Regency Reston 1800 Presidents Street Reston, Virginia 20190 1-703-709-1234	Annual Meeting of Shareholders Hyatt Regency Reston 1800 Presidents Street Reston, Virginia 20190 1-703-709-1234
May 11, 2007 10:00 a.m. (Eastern Time) Admit ONE	May 11, 2007 10:00 a.m. (Eastern Time) Admit ONE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS							Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.		FOR ALL ☐	WITHHELD FOR ALL ☐	FOR ALL EXCEPT ☐
							FOR ☐	AGAINST ☐	ABSTAIN ☐
					2.	Election of Directors
1.	Election of Directors
Nominees:
	01 DIDIER DELEPINE				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
02 HANS E.W. HOFFMANN
03 GARY H. RITONDARO
WILL ATTEND ☐
To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.						If you plan to attend the Annual Meeting, please mark the WILL ATTEND box

Signature				Signature		Date
NOTE: Please sign as name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

VOTE BY INTERNET OR TELEPHONE
AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time on May 10, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you returned a signed proxy card.

INTERNET http://www.proxyvoting.com/orbc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site and follow the instructions.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call and follow the instructions.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY CARD
ORBCOMM INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerome B. Eisenberg, Christian G. Le Brun and Bradley C. Franco, jointly and severally, proxies, with full power of substitution, to vote shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2007 or any postponement or adjournment thereof. Such proxies are directed to vote as specified or, if no specification is made, “FOR” the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2010 and “FOR” Proposal 2, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, MAY 11, 2007
10:00 AM EDT

HYATT REGENCY RESTON
1800 PRESIDENTS STREET
RESTON, VA 20190

YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL, SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.

You may obtain copies of the Proxy Statement and Annual Report on the Internet at
www.orbcomm.com